Exhibit 2.1
Execution Version

AGREEMENT AND PLAN OF MERGER
among
OMNICARE, INC.,
CVS PHARMACY, INC.
and
TREE MERGER SUB, INC.

Dated as of May 20, 2015

Page
ARTICLE I
DEFINITIONS

Section 1.1	Definitions	1
ARTICLE II

THE MERGER; CLOSING; EFFECTIVE TIME

Section 2.1	The Merger	11
Section 2.2	Closing	11
Section 2.3	Effective Time	11
ARTICLE III

THE SURVIVING CORPORATION

Section 3.1	Certificate of Incorporation	11
Section 3.2	By-Laws	12
Section 3.3	Directors and Officers	12
ARTICLE IV

EFFECT OF THE MERGER ON STOCK;
EXCHANGE OF CERTIFICATES
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 5.1	Authority for Agreements	19
Section 5.2	Consents and Approvals; No Violations	19
Section 5.3	Compliance with Laws; Permits	20

i

(Continued)
Page

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
ARTICLE VII

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 7.1	Conduct of Business by the Company Pending the Merger	42
Section 7.2	Conduct of Business by Parent and Merger Sub Pending the Merger	46

(Continued)
Page

ARTICLE VIII

ADDITIONAL AGREEMENTS
ARTICLE IX

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 9.1	Conditions to Each Party’s Obligation to Effect the Merger	61
Section 9.2	Conditions to Obligation of the Company to Effect the Merger	61
Section 9.3	Conditions to Obligations of Parent and Merger Sub to Effect the Merger	62
ARTICLE X

TERMINATION

Section 10.1	Termination	62
Section 10.2	Effect of Termination	64
Section 10.3	Fees and Expenses	64

(Continued)
Page

ARTICLE XI

MISCELLANEOUS

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of this 20th day of May, 2015, by and among Omnicare, Inc., a Delaware corporation (the “Company”), CVS Pharmacy, Inc., a Rhode Island corporation (“Parent”), and Tree Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”).
RECITALS
WHEREAS, the parties intend that Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);
WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the stockholders of the Company for their adoption and (iv) resolved to recommend that the stockholders of the Company adopt this Agreement;
WHEREAS, the board of directors of Merger Sub has unanimously approved this Agreement, and the board of directors of Parent and Parent, as the sole stockholder of Merger Sub, in each case, has approved and adopted, respectively, this Agreement and the transactions contemplated hereby, including the Merger; and
WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe certain conditions to the Merger, in each case, as set forth herein.
NOW, THEREFORE, in consideration of the foregoing premises, and of the representations, warranties, covenants and agreements contained herein, the parties agree as follows:
ARTICLE I

DEFINITIONS
Section 1.1    Definitions.
(a)    Certain Terms. Whenever used in this Agreement (including in the Company Disclosure Letter and the Parent Disclosure Letter), the following terms shall have the respective meanings given to them below:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such first Person.
“Alternative Transaction Proposal” means any inquiry, proposal or offer from any Person relating to: (i) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Company Subsidiary that would constitute a “significant subsidiary” (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act, except that references to “25 percent” in such definition shall be deemed to be references to “10 percent”), (ii) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, including by means of the acquisition of capital stock of any Company Subsidiary, of assets or properties that constitute twenty-five percent (25%) or more of the assets of the Company and the Company Subsidiaries, taken as a whole, or twenty-five percent (25%) or more of any class of equity securities of the Company or (iii) any tender offer or exchange offer in which any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) offers to acquire beneficial ownership, or the right to acquire beneficial ownership, of twenty-five percent (25%) or more of the outstanding Common Shares, in each case, other than the Merger and the other transactions contemplated by this Agreement.
“Antitrust Laws” means the Sherman Act of 1890, the Clayton Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, and all other Applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Applicable Law” means any applicable order, law, regulation, rule, ordinance, constitution, statute or treaty enacted, adopted, promulgated, issued, enforced, implemented or entered by any Governmental Entity.
“beneficial owner” or “beneficial ownership,” with respect to any Common Shares, has the meaning ascribed to such term under Rule 13d-3(a) promulgated under the Exchange Act.
“Business Day” means any day other than a Saturday, Sunday or a day on which banks in the City of New York are permitted or obligated by law to be closed for regular banking business.
“Claim” means any threatened, asserted, pending or completed action, suit or proceeding that arises out of an Indemnified Party’s status as a director, officer, employee, agent or fiduciary of the Company or any of the Company Subsidiaries or as a director, officer, employee, agent or fiduciary of any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by the Company or any of the Company Subsidiaries at or prior to the Effective Time; provided that any such threatened, asserted, pending or completed action, suit or proceeding relating to (i) criminal sanctions, criminal violations or other criminal penalty or (ii) violations of Healthcare Laws, will not be considered a “Claim” for purposes of this Agreement.
“Common Share” means one share of common stock, par value $1.00 per share, of the Company.
“Company Benefit Plans” means each U.S. or non-U.S. employee benefit plan (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, incentive, retention, change in control, deferred compensation, retirement, employment, stock bonus, stock purchase, restricted stock, performance stock unit, stock option, equity, profit sharing, and severance plan, contract, agreement or arrangement), whether or not written, for the benefit of any current officer, employee or director of the Company or any of the Company Subsidiaries that is maintained, contributed to, or required to be contributed to, by the Company or any of the Company Subsidiaries.
“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement.
“Company Equity Plan” means the Company’s 2004 Stock and Incentive Plan, the Company 2014 Stock and Incentive Plan, the ESPP and any other plans listed in Section 5.3(a) of the Company Disclosure Letter (and in each case, any applicable grant or award agreement) pursuant to which outstanding Options, Performance Restricted Stock Units or Restricted Stock Rights have been granted.
“Company Material Adverse Effect” means any event, occurrence, fact, circumstance, condition, change, development or effect that is materially adverse to the business, assets, properties, liabilities, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, except to the extent that such event, occurrence, fact, condition, change, development or effect results from (i) general economic or regulatory conditions or changes therein, (ii) financial or stock market fluctuations or conditions, (iii) changes in or events affecting the industries or markets in which the Company and the Company Subsidiaries operate, (iv) any change in U.S. GAAP or Applicable Law, (v) changes in the market price or trading volume of Common Shares on the NYSE, (vi) any failure by the Company to meet any estimates or outlook of revenues or earnings or other financial projections (provided, that this clause (vi) shall not prevent a determination that any event, occurrence, fact, circumstance, condition, change, development or effect underlying such failure has resulted in a Company Material Adverse Effect, unless such event, occurrence, fact, circumstance, condition, change, development or effect is otherwise excepted by this definition), (vii) natural disasters, (viii) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack occurring prior to, on or after the date hereof, (ix) the announcement or pendency of this Agreement and the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with agents, customers, suppliers, vendors, licensors, licensees, lenders, partners, employees or regulators, (x) compliance by the Company with the terms and conditions of this Agreement, (xi) any action by Parent or any of its Affiliates, (xii) any action taken by the Company at the request or with the written consent of Parent, (xiii) any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity arising from allegations of a breach of fiduciary duty or other violation of Applicable Law relating to this Agreement or the transactions contemplated hereby, (xiv) changes, effects or circumstances arising from or relating to the identity of Parent or Merger Sub or (xv) any item described in the Company Disclosure Letter, except, in the case of clauses (i), (ii), (iii), (iv), (vii) and (viii), to the extent the Company and the Company Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate, in the geographic markets in which they operate.
“Company Real Property Leases” means the real property leases set forth in Section 5.13(a)(ii) of the Company Disclosure Letter pursuant to which the Company Leased Property subject to such leases is leased by the Company or any of the Company Subsidiaries.
“Constituent Documents” means, with respect to any entity, the certificate or articles of incorporation and by-laws of such entity, or any similar organizational documents of such entity.
“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.
“Encumbrance” means any mortgage, claim, security interest, encumbrance, license, lien, charge or other similar restriction or limitation.
“Environmental Law” means any law, regulation, order, decree or requirement of any Governmental Entity relating to the protection or restoration of the environment, natural resources, safety or health of human beings or other living organisms (as such relates to exposure to Hazardous Substances), or to the manufacture, transportation, storage, handling, generation, disposal, processing, treatment, distribution in commerce, use or Release of Hazardous Substances.
“Equity Award Conversion Ratio” means the quotient of (i) the Merger Consideration divided by (ii) the Parent Topco Share Closing Price.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Exchange Act” means the Securities Exchange Act of 1934.
“Governmental Entity” means any court or tribunal or administrative, governmental or regulatory body, agency, commission, board, legislature, instrumentality, division, department, public body or other authority of any nation or government or any political subdivision thereof, whether foreign or domestic and whether national, supranational, state or local.
“Hazardous Substances” means any pollutant, contaminant, hazardous substance, hazardous waste, toxic substance, petroleum or petroleum-derived substance, waste or radioactive material, or other compound, element, material or substance in any form whatsoever (including products), regulated or restricted as hazardous or toxic under any applicable Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Intellectual Property” means all intellectual property rights arising under Applicable Law with respect to the following: (A) patents and patent applications, and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, (B) trademarks, service marks, trade dress, logos and trade names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (C) copyrights, whether registered or unregistered, including moral rights, and any registrations and applications for registration thereof, (D) mask work rights and registrations and applications for registration thereof, (E) trade secrets as recognized under Applicable Law (collectively, “Trade Secrets”), and (F) URL and domain name registrations (collectively, “Domain Names”).
“IRS” means the United States Internal Revenue Service.
“Knowledge of the Company” means the actual knowledge, after a reasonable inquiry, of the individuals listed on Section 1.1(a) of the Company Disclosure Letter as of the date hereof.
“Knowledge of Parent” means the actual knowledge, after a reasonable inquiry, of the individuals listed on Section 1.1(a) of the Parent Disclosure Letter as of the date hereof.
“NYSE” means the New York Stock Exchange.
“Option” means each option to purchase Common Shares granted pursuant to a Company Equity Plan that is outstanding and unexercised as of the Effective Time.
“Parent Disclosure Letter” means the disclosure letter delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement.
“Parent Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that would (i) prevent or materially delay consummation of the Merger or the other transactions contemplated hereby or (ii) otherwise materially adversely affect the ability of Parent or Merger Sub to perform their respective obligations hereunder.

“Performance Restricted Stock Units” means a performance restricted stock unit issued by the Company pursuant to a Company Equity Plan that (i) as of the date hereof, vests on the basis of time and the achievement of performance targets and (ii) is outstanding as of the Effective Time, pursuant to which the holder has a right to receive Common Shares or cash after the vesting or lapse of restrictions applicable to such performance restricted stock unit.
“Parent Topco Share” means one share of CVS Health Corporation common stock (ticker symbol “CVS”), par value $0.01 per share.
“Parent Topco Share Closing Price” means the average of the closing-sale prices per Parent Topco Share on the NYSE as reported by The Wall Street Journal for the five (5) full trading days ending on (and including) the trading day that is two (2) trading days prior to the Closing Date.
“Permits” means registrations, applications, licenses, requests for exemptions, permits, certifications, approvals, consents and other regulatory authorizations issued or granted by a Governmental Entity.
“Permitted Encumbrances” means (i) Encumbrances for Taxes and other governmental charges and assessments not yet due and payable and Encumbrances for Taxes and other governmental charges and assessments being contested in good faith or for which adequate reserves have been established in accordance with U.S. GAAP in the Company’s financial statements (or notes thereto), (ii) Encumbrances securing indebtedness or liabilities that are reflected in the Company Reports or incurred in the ordinary course of business consistent with past practice since the date of the most recent Annual Report on Form 10-K filed with the SEC by the Company, (iii) inchoate mechanics’ and materialmen’s Encumbrances, (iv) inchoate workmen’s, repairmen’s, warehousemen’s and carriers’ Encumbrances, (v) zoning restrictions, survey exceptions, utility easements, rights of way and similar Encumbrances that are imposed by any Governmental Entity having jurisdiction thereon or otherwise are customary for the applicable property type and locality, (vi) recorded interests of any lessor or lessee in any Company Leased Property, and any non-exclusive licenses of any Intellectual Property granted by the Company or any Company Subsidiary, which interests or licenses (as applicable) were granted in the ordinary course of business consistent with past practice, (vii) Encumbrances and obligations arising under or in connection with the Company Contracts, (viii) Encumbrances that would be disclosed on current title reports or surveys and any other Encumbrances of public record, (ix) transfer restrictions on any securities of the Company imposed by Applicable Law, (x) purchase money liens and Encumbrances securing rental payments under capital lease arrangements, (xi) Encumbrances securing acquisition financing with respect to the applicable asset, including any refinancing thereof, (xii) Encumbrances which are set forth in any Permits, (xiii) Encumbrances disclosed in the Company Disclosure Letter and (xiv) any other Encumbrances (A) being contested in good faith in the ordinary course of business, (B) for which adequate reserves have been established in accordance with U.S. GAAP in the Company’s financial statements (or notes thereto) or (C) that would not reasonably be expected to materially interfere with the conduct of or impair the business operations of the Company and the Company Subsidiaries.
“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.
“Release” means any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge or emission into the environment.
“Restricted Stock Right” means a restricted stock right or a restricted stock unit issued by the Company pursuant to a Company Equity Plan that (i) as of the date hereof, vests solely on the basis of time and (ii) is outstanding as of immediately prior to the Effective Time, pursuant to which the holder has a right to receive Common Shares after the vesting or lapse of restrictions applicable to such restricted stock right or restricted stock unit.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Subsidiary” of any Person means another Person, in which such first Person (i) owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, equity securities, profits interest or capital interest or (ii) is entitled to elect at least a majority of the board of directors, board of managers or similar governing body.
“Superior Proposal” means an Alternative Transaction Proposal having terms which the Company Board determines in good faith would result in a transaction that, if consummated, would be more favorable from a financial point of view to the holders of Common Shares than the Merger; provided, however, that, for purposes of this definition of “Superior Proposal,” the term “Alternative Transaction Proposal” shall have the meaning assigned to such term herein, except that the references to “twenty-five percent (25%)” in such definition shall be deemed to be references to “fifty percent (50%).”
“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed or supplied to a Taxing Authority.
“Taxes” means any and all federal, state, local, foreign, provincial or territorial taxes, or any levies, assessments and other governmental charges in the nature of a tax, whether imposed directly or through withholding by any Taxing Authority (together with any and all interest, penalties, additions to tax and additional amounts applicable with respect thereto), including income, franchise, premium, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’

compensation, unemployment compensation, net worth, excise, withholding, ad valorem and value added taxes.
“Taxing Authority” means, with respect to any Tax, the Governmental Entity responsible for the administration and collection of such Tax.
“U.S. GAAP” means United States generally accepted accounting principles.
(b)    Terms Generally. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits hereto and Schedules delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of, Exhibits to and Schedules delivered with this Agreement unless the context shall otherwise require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The definitions given for terms in this Section 1.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “Dollars” or “$” shall be deemed references to the lawful money of the United States of America. All references herein to “parties” shall be to the parties hereto unless the context shall otherwise require. References to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section; provided, that, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation, as amended (and, in the case of statutes, any rules and regulations promulgated under said statutes), in each case, as of such date. When used in reference to the Company or the Company Subsidiaries, the term “material” shall be measured against the Company and the Company Subsidiaries, taken as a whole. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The disclosure of any fact, information or item in any Section of the Company Disclosure Letter or the Parent Disclosure Letter shall, should the existence of such fact, information or item be relevant to any other Section of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, be deemed to be disclosed with respect to such other Section so long as the relevance of such disclosure to such other Section is reasonably apparent on the face of such disclosure. Nothing in the Company Disclosure Letter or the Parent Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company, Parent or Merger Sub, as applicable, made herein.
(c)    Additional Terms. The following terms are defined in the corresponding Sections of this Agreement:

Term	Section
Adverse Recommendation Change	Section 8.4(d)
Agreement	Preamble
Book-Entry Shares	Section 4.1(b)(i)
By-Laws	Section 3.2
Certificate	Section 4.1(b)(i)
Certificate of Merger	Section 2.3
Closing	Section 2.2
Closing Date	Section 2.2
Code	Section 4.2(e)
Company	Preamble
Company Board	Recitals
Company Contract	Section 5.15(a)
Company Employees	Section 8.7(a)
Company IP	Section 5.18(a)
Company Leased Property	Section 5.13(a)(ii)
Company Owned IP	Section 5.18(a)
Company Owned Property	Section 5.13(a)(i)
Company Payment Programs	Section 5.20(d)
Company Real Property	Section 5.13(a)(ii)
Company Recommendation	Section 5.4(b)
Company Reports	Section 5.7(b)
Company Stockholder Approval	Section 5.4(a)
Company Stockholders’ Meeting	Section 8.3
Company Subsidiaries	Section 5.2(a)
Company Termination Fee	Section 10.3(a)(iii)
Confidentiality Agreement	Section 8.1(a)
Debt Financing	Section 8.15(a)
Delaware Courts	Section 11.5(b)
DGCL	Recitals
Dissenting Shares	Section 4.1(a)
Domain Names	Section 1.1(a)
Effective Time	Section 2.3
ERISA Affiliate	Section 5.16(e)
ERISA Plan	Section 5.16(b)
ESPP	Section 4.3(e)
Excluded Shares	Section 4.1(a)
Governmental Requirements	Section 5.5(a)
Healthcare Laws	Section 5.20(a)
HIPAA	Section 5.20(a)
Indemnified Parties	Section 8.8(a)
Merger	Recitals

Merger Consideration	Section 4.1(a)
Merger Fund	Section 4.2(a)(i)
Merger Sub	Preamble
New Plans	Section 8.7(b)
Old Plans	Section 8.7(b)
Outside Date	Section 10.1(b)
Parent	Preamble
Parent Topco Restricted Stock Right	Section 4.3(b)
Parent Topco Restricted Stock Unit	Section 4.3(c)
Paying Agent	Section 4.2(a)(i)
Proceedings	Section 5.11
Proxy Statement	Section 8.2(a)
Representatives	Section 8.1(a)
Rollover Restricted Stock Right	Section 4.3(b)
Rollover Restricted Stock Unit	Section 4.3(c)
Sarbanes-Oxley Act	Section 5.7(b)
Section 16	Section 8.13
Surviving Charter	Section 3.1
Surviving Corporation	Section 2.1
Trade Secrets	Section 1.1(a)
Voting Company Debt	Section 5.3(b)

ARTICLE II

THE MERGER; CLOSING; EFFECTIVE TIME
Section 2.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”), and the separate corporate existence of the Company with all its properties, rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
Section 2.2    Closing. The closing of the Merger (the “Closing”) shall take place (a) at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York 10036, at 10:00 a.m. (New York time) on the second (2nd) Business Day after all of the conditions set forth in Article IX have been fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) in accordance with this Agreement or (b) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the “Closing Date”).
Section 2.3    Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file the certificate of merger as contemplated by the DGCL (the “Certificate of Merger”), together with any required related certificates, filings and recordings, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as the Company and Parent may agree upon and as is set forth in such Certificate of Merger (such time, the “Effective Time”).
ARTICLE III

THE SURVIVING CORPORATION
Section 3.1    Certificate of Incorporation. Subject to Section 8.8, the certificate of incorporation of the Company shall be amended and restated in its entirety at the Effective Time to be in the form of Exhibit A, and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation (the “Surviving Charter”) until thereafter amended as provided therein or by Applicable Law.

Section 3.2    By-Laws. The by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein or by Applicable Law, except that the by-laws of the Surviving Corporation shall be amended as of the Effective Time to change the name of the Surviving Corporation as used therein to “Omnicare, Inc.” and to contain such provisions as are necessary to give full effect to Section 3.1 (as so amended, the “By-Laws”).
Section 3.3    Directors and Officers. Subject to Applicable Law, from and after the Effective Time, (a) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL, the Surviving Charter and the By-Laws.
ARTICLE IV

EFFECT OF THE MERGER ON STOCK;
EXCHANGE OF CERTIFICATES
Section 4.1    Effect on Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any capital stock of the Company or Merger Sub:
(a)    Merger Consideration. Each Common Share issued and outstanding immediately prior to the Effective Time (other than (i) Common Shares held by Parent, Merger Sub or the Company (“Excluded Shares”), (ii) Common Shares held by any Subsidiary of either the Company or Parent (other than Merger Sub) and (iii) Common Shares with respect to which the holder thereof shall have properly complied with the provisions of Section 262 of the DGCL as to appraisal rights (“Dissenting Shares”)) shall be converted into the right to receive, in accordance with this Article IV, Ninety-Eight Dollars ($98.00) in cash, without interest (the per share cash consideration to be issued to the holders of such Common Shares, the “Merger Consideration”).
(b)    Cancellation of Common Shares.
(i)    Each Common Share converted into the right to receive Merger Consideration pursuant to Section 4.1(a) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate that immediately prior to the Effective Time represented any such Common Shares (each, a “Certificate”) or Common Shares represented by book-entry (the “Book-Entry Shares”) (other than Certificates or Book-Entry Shares representing Excluded Shares, Dissenting Shares or Common Shares described in Section 4.1(b)(iii) below) shall thereafter represent only the right to receive the Merger Consideration upon surrender of such Certificate or transfer of such Book-Entry Shares in accordance with this Article IV.

(ii)    Each Excluded Share issued and outstanding immediately prior to the Effective Time, by virtue of the Merger, shall cease to be outstanding and shall be canceled and retired without payment of any consideration therefor and shall cease to exist.
(iii)    Each Common Share held by any Subsidiary of either the Company or Parent (other than Merger Sub) immediately prior to the Effective Time shall be converted into such number of shares of capital stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.
(c)    Merger Sub. Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one newly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.
Section 4.2    Exchange of Certificates for Merger Consideration.
(a)    Paying Agent and Procedures.
(iv)    Prior to the Effective Time, the Company shall select a bank or trust company reasonably acceptable to Parent as paying agent (the “Paying Agent”). At or prior to the Effective Time, Parent shall deposit with the Paying Agent, separate and apart from its other funds, for the benefit of holders of Certificates and Book-Entry Shares, cash in an amount equal to the aggregate Merger Consideration which such holders are entitled to receive pursuant to this Article IV (such cash, the “Merger Fund”). Parent shall be responsible for all fees and expenses of the Paying Agent.
(v)    The Merger Fund shall be invested by the Paying Agent in (A) direct obligations of the United States of America, (B) obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest or (C) commercial paper obligations receiving the highest rating from either Moody’s Investor Services, Inc. or Standard & Poor’s, a division of McGraw Hill Financial, or a combination thereof, as directed by and for the benefit of the Surviving Corporation; provided, however, that no gain or loss thereon shall affect the amounts payable to the holders of Common Shares following completion of the Merger pursuant to this Article IV, and Parent shall take all actions necessary to ensure that the Merger Fund includes at all times cash sufficient to satisfy Parent’s obligation under this Article IV. Any and all interest and other income earned on the Merger Fund shall promptly be paid to the Surviving Corporation.
(vi)    As promptly as practicable after the Effective Time, but in no event more than three (3) Business Days following the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail (and to make available for collection by hand) to each holder of record of Common Shares (A) a letter of transmittal (which shall be in customary form approved by the Company and shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon proper delivery of the

Certificates or transfer of the Book-Entry Shares to the Paying Agent) and (B) instructions for effecting the surrender of the Certificates or transfer of the Book-Entry Shares in exchange for the Merger Consideration.
(vii)    Upon (A) surrender to the Paying Agent of Certificates for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions or (B) compliance with the reasonable procedures established by the Paying Agent for delivery of Book-Entry Shares, each holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, in cash, the aggregate Merger Consideration in respect thereof in the form of a check to be mailed within three (3) Business Days of receipt by the Paying Agent of such Certificates or Book-Entry Shares, and the Certificates so surrendered and Book-Entry Shares so transferred shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or due transfer of the Book-Entry Shares. The Paying Agent shall accept such Certificates and Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. The Merger Consideration paid in respect of Common Shares upon their surrender for exchange in accordance with the terms of this Article IV shall be deemed to have been paid in full satisfaction of all rights pertaining to such Common Shares.
(viii)    In the event of a transfer of ownership of Common Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration in respect of the applicable Common Shares may be made to a Person other than the Person in whose name the Certificates so surrendered or the Book-Entry Shares so transferred are registered if such Certificates shall be properly endorsed or otherwise be in proper form for transfer or such Book-Entry Shares shall be properly transferred and, in each case, the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment of the Merger Consideration in respect thereof or establish to the reasonable satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.
(b)    Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Common Shares outstanding immediately prior to the Effective Time thereafter on the records of the Company. If, after the Effective Time, any Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be marked canceled and exchanged as provided in this Article IV.
(c)    Termination of Merger Fund. Any portion of the Merger Fund that remains unclaimed by the holders of Certificates or Book-Entry Shares and other eligible Persons in accordance with this Article IV following one (1) year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any such holder or eligible Person who has not previously complied with this Article IV shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws), and the Surviving Corporation shall remain liable, for payment of any such holder’s or eligible Person’s claim for the Merger Consideration, without any interest thereon.
(d)    Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay the Merger Consideration in exchange for such lost, stolen or destroyed Certificate. Delivery of such affidavit and the posting of such bond shall be deemed delivery of a Certificate with respect to the relevant Common Shares for purposes of this Article IV.
(e)    Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration or other amounts otherwise payable pursuant to this Agreement to any former holder of Common Shares, Performance Restricted Stock Units, Restricted Stock Rights or Options such amounts as Parent, the Surviving Corporation or the Paying Agent, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent and then remitted to the relevant Taxing Authority on behalf of the former holder of Common Shares, Performance Restricted Stock Units, Restricted Stock Rights or Options, such withheld and remitted amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of Common Shares, Performance Restricted Stock Units, Restricted Stock Rights or Options in respect of which such deduction, withholding and remittance to the relevant Taxing Authority was made by Parent, the Surviving Corporation or the Paying Agent, as the case may be. Parent, the Surviving Corporation and the Paying Agent shall cooperate with each other and with the former holders of Common Shares, Performance Restricted Stock Units, Restricted Stock Rights or Options in the collection, preparation and filing of any forms or other documentation relating to any claim of exemption or relief from any requirement to withhold so as to eliminate or minimize to the greatest extent possible any such requirement.
(f)    No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any portion of the Merger Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
(g)    No Other Rights. Until surrendered or transferred, as applicable, in accordance with this Section 4.2, each Certificate and each Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the applicable Merger Consideration, subject to the Surviving Corporation’s obligation to pay any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time. Any Merger Consideration paid upon the surrender of any Certificate or the transfer of any Book-Entry

Share shall be deemed to have been paid in full satisfaction of all rights pertaining to such Certificate or Book-Entry Share and Common Shares formerly represented thereby.
Section 4.3    Treatment of Options, Restricted Stock Rights and Performance Restricted Stock Units.
(a)    Options. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of any Common Shares or Options, each Option outstanding immediately prior to the Effective Time (whether vested or unvested) shall be fully vested and shall be canceled and converted into the right to receive an amount in cash (without interest and less any applicable Taxes required to be withheld in accordance with Section 4.2(e) with respect to such payment) determined by multiplying (A) the excess, if any, of the Merger Consideration over the applicable exercise price per share of such Option by (B) the number of Common Shares subject to such Option.
(b)    Restricted Stock Rights. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of any Common Shares or Restricted Stock Rights, each Restricted Stock Right outstanding immediately prior to the Effective Time (whether vested or unvested) that (i) was granted on or after June 1, 2014, or that per its terms provides for “double-trigger” vesting (a “Rollover Restricted Stock Right”) shall be converted into a number of restricted stock units or restricted shares, as applicable, denominated in Parent Topco Shares (a “Parent Topco Restricted Stock Right”), equal to the product (rounded down to the nearest whole number) of (x) the number of Common Shares subject to such Rollover Restricted Stock Right immediately prior to the Effective Time multiplied by (y) the Equity Award Conversion Ratio; and except as specifically provided above, each such Parent Topco Restricted Stock Right shall continue to be governed by the same terms and conditions (including regular and “double-trigger” change in control vesting terms) as were applicable to the applicable Rollover Restricted Stock Right immediately prior to the Effective Time and (ii) is not a Rollover Restricted Stock Right, shall be fully vested and shall be canceled and converted into the right to receive an amount in cash (without interest and less any applicable Taxes required to be withheld in accordance with Section 4.2(e) with respect to such payment) determined by multiplying (A) the Merger Consideration by (B) the number of Common Shares subject to such Restricted Stock Right.
(c)    Performance Restricted Stock Units. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of any Common Shares or Performance Restricted Stock Units, each Performance Restricted Stock Unit outstanding immediately prior to the Effective Time (whether vested or unvested) that (i) was granted on or after June 1, 2014, or that per its terms provides for “double-trigger” vesting (a “Rollover Performance Restricted Stock Unit”) shall be converted into a number of shares of time‑vested restricted stock denominated in Parent Topco Shares (a “Parent Topco Restricted Stock”), equal to the product (rounded down to the nearest whole number) of (x) the number of Common Shares subject to such Rollover Performance Restricted Stock Unit determined by assuming that performance for the full or cumulative performance period is the higher of the target and actual performance (as determined by the Company based upon actual financial performance up until the Closing, and shall not include any discretionary adjustments) multiplied by (y) the Equity Award Conversion Ratio; except as specifically provided above, each such share of Parent Topco Restricted Stock shall continue to be governed by the same terms and conditions (including regular and “double trigger” change in control vesting terms) as were applicable to the applicable Rollover Performance Restricted Stock Unit immediately prior to the Effective Time, and that the level of performance for such share of Parent Topco Restricted Stock will be permanently fixed at the level described in this clause (i) and (ii) is not a Rollover Performance Restricted Stock Unit, shall be fully vested and shall be canceled and converted into the right to receive an amount in cash (without interest and less any applicable Taxes required to be withheld in accordance with Section 4.2(e) with respect to such payment) determined by multiplying (A) the Merger Consideration by (B) the number of Common Shares subject to such Performance Restricted Stock Unit determined by assuming that performance for the full or cumulative performance period is the higher of the target and actual performance (as determined by the Company based upon actual financial performance up until the Closing and shall not include any discretionary adjustments).
(d)    Unless a later time for payment is expressly provided in this Section 4.3 or is otherwise agreed between Parent and an individual holder, the Surviving Corporation shall pay the holders of Options, Performance Restricted Stock Units and Restricted Stock Rights the cash payments described in this Section 4.3 promptly after the Effective Time, but in any event no later than the third (3rd) Business Day after the Effective Time. Any dividend or dividend equivalent rights accrued under any Performance Restricted Stock Units and Restricted Stock Rights shall be paid by Parent promptly after the Effective Time, but in any event not later than the third (3rd) Business Day after the Effective Time.
(e)    As soon as practicable following the date of this Agreement, the Company shall take all actions with respect to the Company’s StockPlus Program (the “ESPP”) that are necessary to provide that the ESPP shall terminate on the earlier to occur of (i) the last day of the “Quarterly Participation Period” (as defined in the ESPP) in effect as of the date of this Agreement and (ii) immediately prior to the Effective Time. In the case of a termination of the ESPP pursuant to the immediately preceding clause (ii), any Quarterly Participation Period then in effect shall be deemed to have ended on the date that is the last trading day prior to such termination and any amounts credited to the account of any participant in the ESPP shall be paid to such participant in accordance with Section 10 of the ESPP.
(f)    Prior to the Effective Time, the Company, the Company Board or the Company Board’s Compensation Committee (or another committee duly authorized by the Company Board for such purpose), as applicable, shall adopt any resolutions and take such other actions as are reasonably necessary to implement the provisions of this Section 4.3, subject to the terms and conditions of the applicable Company Equity Plan.
(g)    As of the Effective Time, Parent shall file with the SEC an effective registration statement on Form S-8 (or other applicable form) with respect to the Parent Topco Shares subject Parent Topco Shares underlying the Parent Topco Restricted Stock Rights and shares of Parent Topco Restricted Stock, shall distribute to the holders of Parent Topco Restricted Rights and shares of Parent Topco Restricted Stock a prospectus relating to such Form S‑8, if applicable, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as such Parent Topco Restricted Stock Rights or shares of Parent Topco Restricted Stock, as applicable, remain outstanding.
Section 4.4    Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall not be converted into the right to receive the Merger Consideration as provided in Section 4.1(a), but rather, the holders of Dissenting Shares shall be entitled only to payment of the appraisal value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL less any applicable Taxes required to be withheld in accordance with Section 4.2(e) with respect to such payment (and, at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holders shall cease to have any right with respect thereto, except the right to receive the appraisal value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL); provided, that, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration (without interest thereon) as provided in Section 4.1(a). The Company shall notify Parent as promptly as reasonably practicable of any written demands received by the Company for payment of the fair value of any Common Shares and shall provide Parent a reasonable opportunity to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, except as required by Applicable Law, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or offer to settle, any such demands, waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL, or agree to do any of the foregoing.
Section 4.5    Adjustments to Prevent Dilution. In the event that, at any time during the period from the date hereof to the Effective Time, the Company, notwithstanding Section 7.1(e), changes the number of Common Shares issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Common Shares, then the Merger Consideration shall be equitably adjusted to reflect such change and as so adjusted shall, from and after the date of such event, be the Merger Consideration; provided, however, that nothing in this Section 4.5 shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise specifically authorized or permitted to be taken pursuant to this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as otherwise disclosed to Parent in the Company Disclosure Letter and except as disclosed in any form, report, schedule, statement or other document (including all amendments thereto) publicly filed with, or furnished to, the SEC on or after January 1, 2014 but prior to the date of this Agreement by the Company, or incorporated by reference into any such document, excluding any such disclosure under the headings “Risk Factors,” “Forward Looking Statements” or any similar forward looking sections, the Company represents and warrants to Parent and Merger Sub as follows as of the date hereof and as of the Closing Date:
Section 5.1    Corporate Status. The Company (a) is a corporation duly organized and validly existing under the laws of the State of Delaware, (b) has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted and (c) is duly qualified or licensed to do business as a foreign corporation and is, to the extent applicable, in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay consummation of the Merger or the other transactions contemplated by this Agreement. The Company has delivered or made available to Parent or Merger Sub complete and correct copies of its Constituent Documents, as amended and in effect on the date hereof.
Section 5.2    Company Subsidiaries.
(h)    Section 5.2(a) of the Company Disclosure Letter sets forth the name of each Subsidiary of the Company (collectively, the “Company Subsidiaries”), and the state or jurisdiction of its organization. Each Company Subsidiary (i) is a corporation, limited liability company, partnership or other entity duly incorporated or organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, (ii) has all requisite corporate, limited liability company, partnership or similar power and authority to own, lease and operate its properties and to carry on its business as now conducted and (iii) is duly qualified or licensed to do business as a foreign corporation, limited liability company, partnership or other organization and is, to the extent applicable, in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(i)    The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries. All of such shares and other equity interests so owned by the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any Encumbrances, other than Permitted Encumbrances.
Section 5.3    Capitalization.
(a)    As of the date hereof, the authorized capital stock of the Company consists of two hundred million (200,000,000) Common Shares. At the close of business on May 20, 2015, (i) 138,842,945 Common Shares were issued and 96,885,085 Common Shares were outstanding, (ii) 41,957,860 Common Shares were held in treasury by the Company and (iii) 1,663,682 Common Shares were reserved for issuance in respect of outstanding grants of Options, Performance Restricted Stock Units and Restricted Stock Rights pursuant to the Company’s stock plans listed on Section 5.3(a) of the Company Disclosure Letter.  Except as set forth above, at the close of business on May 20, 2015, no Common Shares were issued, reserved for issuance or outstanding.  All issued and outstanding Common Shares have been duly authorized and validly issued and are fully paid and non-assessable.
(b)    There are no preemptive or similar rights granted by the Company or any Company Subsidiary on the part of any holders of any class of securities of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any such Company Subsidiary on any matter (“Voting Company Debt”). Except as set forth in Section 5.3(b) of the Company Disclosure Letter, there are not, as of the date hereof, any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of the Company Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company or any Voting Company Debt or (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, right, security, unit, commitment, contract, arrangement or undertaking. As of the date hereof, there are not any outstanding contractual obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of the Company Subsidiaries. There are no proxies, voting trusts or other agreements or understandings to which the Company or any of the Company Subsidiaries is a party or is bound with respect to the voting of the capital stock of, or other equity interests in, the Company or any of the Company Subsidiaries.

Section 5.4    Authority for Agreements.
(a)    The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption of this Agreement by the holders of at least a majority of the outstanding Common Shares entitled to vote in accordance with the DGCL (the “Company Stockholder Approval”), to consummate the transactions contemplated by this Agreement. Except for the approvals described in the following sentence, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on behalf of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger, other than the Company Stockholder Approval and the filing of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.
(b)    The Company Board has unanimously adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approving this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the stockholders of the Company for their adoption and (iv) recommending that the stockholders of the Company adopt this Agreement, which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn (the “Company Recommendation”).
Section 5.5    Consents and Approvals; No Violations.
(a)    The execution and delivery by the Company of this Agreement do not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except for (i) the pre-merger notification requirements under the HSR Act, (ii) the applicable requirements of the Exchange Act, (iii) the applicable requirements of the NYSE, (iv) the filing of the Certificate of Merger pursuant to the DGCL, (v) any registration, filing or notification required pursuant to state securities or blue sky laws (the requirements in clauses (i) through (v), collectively, the “Governmental Requirements”) and (vi) any such consent, approval, authorization, permit, filing or notification, the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay consummation of the Merger or the other transactions contemplated by this Agreement.

(b)    The execution and delivery by the Company of this Agreement do not, and the performance of its obligations hereunder will not, (i)  subject to the Company Stockholder Approval, violate any provision of the Constituent Documents of the Company or any Company Subsidiary, (ii) result in a violation or breach of any provision of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, payment, acceleration or revocation under, any Company Contract or Company Real Property Lease to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective assets or properties may be bound, (iii) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) upon any property or asset of the Company or any Company Subsidiary or (iv) assuming the Company Stockholder Approval and all consents, approvals, authorizations and permits contemplated in Section 5.5(a) have been obtained, and all filings, notifications or registrations in such clauses have been made, violate or conflict with any law, rule, regulation, order, judgment or decree to which the Company or any Company Subsidiary is subject, except, in the case of clauses (ii), (iii) and (iv), for violations, breaches, defaults, terminations, cancellations, payments, accelerations, revocations, creations, impositions or conflicts which, individually or in the aggregate, would not reasonably be expected to have, a Company Material Adverse Effect or prevent or materially delay consummation of the Merger or the other transactions contemplated by this Agreement.
Section 5.6    Compliance with Laws; Permits.
(a)    The Company and each Company Subsidiary have not violated and are in compliance with all Applicable Laws, except for any violation that, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Company Material Adverse Effect or would not reasonably be expected to prevent or materially delay consummation of the Merger or the other transactions contemplated by this Agreement. Neither the Company nor any Company Subsidiary has received any written notice, or, to the Knowledge of the Company, has been otherwise advised, of any violation of, any Applicable Law, except for any violation that, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Company Material Adverse Effect or would not reasonably be expected to prevent or materially delay consummation of the Merger or the other transactions contemplated by this Agreement. This Section 5.6(a) does not relate to any employment or labor matters, which are the subject of Section 5.16 and Section 5.17, or to any tax matters, which are the subject of Section 5.12.
(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay consummation of the Merger or the other transactions contemplated by this Agreement, the Company and the Company Subsidiaries (i) have all Permits required to conduct their respective businesses as now conducted and (ii) are in compliance with all such Permits. Except as would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect, all of the Company’s and the Company Subsidiaries’ Permits are valid and in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Permits and no limitation, restriction, suspension, cancellation, revocation, withdrawal, modification or non-renewal of any such Permit is pending or, to the Knowledge of the Company, threatened, and to the Knowledge of the Company, no event has occurred that would result in the limitation, restriction, suspension, cancellation, revocation, withdrawal, modification or non-renewal of any such Permit.
Section 5.7    Company Financial Statements; SEC Reports.
(a)    The consolidated financial statements (including any notes thereto) contained in the Company Reports have been prepared in all material respects in accordance with U.S. GAAP applied on a consistent basis throughout the periods presented, except as otherwise noted therein and subject, in the case of interim unaudited financial statements, to normal, recurring year-end audit adjustments. The consolidated balance sheets included in such financial statements present fairly in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the respective dates thereof, and the consolidated statements of income, consolidated statements of shareholders’ equity, and consolidated statements of cash flows included in such financial statements present fairly in all material respects the consolidated results of operations, shareholders’ equity and cash flows of the Company and the Company Subsidiaries for the respective periods indicated, except as otherwise noted therein and subject, in the case of interim unaudited financial statements, to normal, recurring year-end audit adjustments.
(b)    The Company and each Company Subsidiary has filed or furnished, as applicable, all material reports, schedules, forms, statements and other documents required to be filed by it or furnished by it to the SEC since December 31, 2012 (the “Company Reports”). As of its respective date, or if amended, as of the date of the last such amendment filed prior to the date hereof, each Company Report (i) complied in all material respects with the requirements of the Exchange Act, the Securities Act or Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, applicable to such Company Report and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements.
(c)    Since December 31, 2012, each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company Reports. The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated thereunder. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management, as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company maintains, and at all times has maintained since December 31, 2012, a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. Except as specifically otherwise stated in the Company Reports, from December 31, 2013, to the date of this Agreement, none of the Company nor, to the Knowledge of the Company, the Company’s auditors and the Company Board have not been advised of, and the Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation prior to the date of this Agreement, to the Company’s auditor and the Company Board (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since June 1, 2014, there have been no material written complaints (and, to the Knowledge of the Company, no other material complaints) from a Governmental Entity regarding accounting, internal accounting controls or auditing matters of the Company or any Company Subsidiary.
(d)    The representations and warranties contained in this Section 5.7 shall be the exclusive representations and warranties with respect to such matters.
Section 5.8    Information in Proxy Statement. None of the information contained or incorporated by reference in the Proxy Statement, as of the date it is first mailed to the stockholders of the Company, or at the time of the Company Stockholders’ Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the Exchange Act. No representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent, Merger Sub or any of their respective Representatives for inclusion or incorporation by reference in the Proxy Statement.
Section 5.9    Absence of Certain Changes. Except as contemplated hereunder, since December 31, 2014, (a) there has been no event, occurrence, fact, circumstance, condition, change, development or effect which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect and (b) the Company and the Company Subsidiaries have in all material respects conducted their businesses in the ordinary course.

Section 5.10    Absence of Undisclosed Liabilities. The Company and the Company Subsidiaries do not have any liabilities required by U.S. GAAP to be reflected on the Company’s consolidated balance sheets, except for liabilities (a) reflected or accrued on or reserved against in the Company’s consolidated balance sheet as of December 31, 2014 (or the notes thereto) or as of March 31, 2015 (or the notes thereto) included in the Company’s financial statements, (b) incurred in the ordinary course of business since December 31, 2014 and (c) which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
Section 5.11    Litigation. There are no (a) civil, criminal or administrative suits, actions, claims, hearings, arbitrations, proceedings (collectively, “Proceedings”) or investigations (to the Knowledge of the Company) pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of the Company Subsidiaries, or any of their respective executive officers or directors (in their capacities as such), the outcome of which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay consummation of the Merger or the other transactions contemplated by this Agreement, or (b) judgments, decrees, injunctions, rules, awards, writs or orders of any Governmental Entity or arbitrator outstanding against the Company or any of the Company Subsidiaries, or any settlement to which the Company or any of the Company Subsidiaries is party or by which their assets are bound, which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay consummation of the Merger or the other transactions contemplated by this Agreement. This Section 5.11 does not relate to any tax matters, which are the subject of Section 5.12.
Section 5.12    Taxes.
(a)    Tax Returns. The Company and each of the Company Subsidiaries has timely filed or caused to be timely filed with the appropriate Taxing Authority all material Tax Returns that are required to be filed by, or with respect to, the Company and the Company Subsidiaries (taking into account any applicable extension of time within which to file), and all such Tax Returns were complete and accurate in all material respects. The consolidated federal income Tax Returns of the Company and each of the applicable Company Subsidiaries for all years up to and including 2012 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.
(b)    Payment of Taxes. All material Taxes and Tax liabilities of the Company and the Company Subsidiaries that are due and payable (whether or not shown on any Tax Returns) have been paid except for such Taxes being contested, or that will be contested, if necessary, in each case, in good faith, and, in each case, for which adequate reserves have been established on the books and records of the Company and the Company Subsidiaries in accordance with U.S. GAAP.

(c)    Other Tax Matters.
(i)    No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against the Company or any of the Company Subsidiaries and remains unpaid, except for such deficiencies that are being contested, or that will be contested, in each case, in good faith, and, in each case, for which adequate reserves have been established on the books and records of the Company and the Company Subsidiaries in accordance with U.S. GAAP. Neither the Company nor any Company Subsidiary is currently the subject of an audit or other examination relating to the payment of material Taxes of the Company or such Company Subsidiary by a Taxing Authority of any nation, state or locality nor has the Company nor any of the Company Subsidiaries received any written notices from any Taxing Authority that such an audit or examination is pending, or that the Company or any of the Company Subsidiaries was required to file any Tax Return that was not filed.
(ii)    Neither the Company nor any Company Subsidiary is presently contesting any material Tax liability of the Company or any Company Subsidiary before any court, tribunal or agency.
(iii)    All material Taxes that the Company or any of the Company Subsidiaries is (or was) required by Applicable Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party have been duly withheld or collected, and have been paid over to the proper authorities to the extent due and payable.
(iv)    The Company and each of the Company Subsidiaries has complied in all material respects with all information reporting (and related withholding) and record retention requirements.
(v)    Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes nor agreed to any extension of time with respect to a Tax assessment or deficiency.
(vi)    There are no liens for material Taxes (except Taxes not yet due and payable) on any of the assets of the Company or any of the Company Subsidiaries.
(vii)    None of the Company and the Company Subsidiaries is a party to or bound by any closing agreement, private letter rulings, technical advance memoranda, offer in compromise, or any other agreement with any Taxing Authority, in each case that could have a materially adverse effect after the Closing Date.
(viii)    Neither the Company nor any of the Company Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and the Company Subsidiaries).

(ix)    Neither the Company nor any of the Company Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
(x)    Neither the Company nor any of the Company Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.
(xi)    Neither the Company nor any of the Company Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any closing agreement, installment sale or open transaction on or prior to the Closing Date, any accounting method change or agreement with any Taxing Authority, any prepaid amount received on or prior to the Closing Date, any election pursuant to Section 108(i) of the Code (or any corresponding provision of state, local or foreign Tax law) made with respect to any taxable period ending on or prior to the Closing Date, or, to the Knowledge of the Company, any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law).
(d)    Since 2006, none of the Company or any of the Company Subsidiaries (i) has been a member of any affiliated group within the meaning of Section 1504(a) of the Code or any affiliated, combined, unitary or consolidated group for tax purposes under state, local or foreign law (other than the group of which the Company is the common parent), or (ii) has any liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law.
Section 5.13    Title to Property.
(a)    Section 5.13(a) of the Company Disclosure Letter identifies:
(i)    all real properties (by name and location) owned by the Company or any Company Subsidiary (the “Company Owned Property”) as of the date hereof; and
(ii)    all material leases and subleases for real properties and interests in real properties leased, subleased or operated by the Company or any Company Subsidiary as lessee or sublessee (the “Company Leased Property” and, together with the Company Owned Property, the “Company Real Property”) as of the date hereof.
(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or the Company Subsidiaries have good and valid title to the Company Owned Property, and a valid leasehold interest in the

Company Leased Property, sufficient to allow each of the Company and the Company Subsidiaries to conduct their business as and where currently conducted. With respect to each of the Company Real Property Leases, as of the date of this Agreement, (i) such Company Real Property Lease is valid and binding on the Company or the Company Subsidiaries, as applicable, (ii) none of the Company or any of the Company Subsidiaries or, to the Knowledge of the Company, any other party to such Company Real Property Lease, is in breach, or violation of, or in default under, such Company Real Property Lease and (iii) no event has occurred which would result in such a breach or violation of, or a default under, such Company Real Property Lease by the Company or any Company Subsidiary or, to the Knowledge of the Company, any other party thereto, in each case with respect to clauses (i), (ii) and (iii), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. None of the Company or any Company Subsidiary has subleased, licensed or granted any Person (other than any Company Subsidiary) any right to the use or occupancy of any Company Real Property or any part thereof and to the Knowledge of the Company, there is no Person (other than the Company or any Company Subsidiary) in possession of any Company Real Property.  The Company has made available to Parent prior to the date hereof true, complete and correct copies of all material Company Real Property Leases that are in the Company’s possession.
(c)    Each of the Company and the Company Subsidiaries, in respect of all of its properties, assets and other rights that do not constitute the Company Real Property (other than Intellectual Property), (i) has good and valid title thereto free and clear of all Encumbrances (other than Permitted Encumbrances) and (ii) owns, has valid leasehold interests in or valid contractual rights to use, all of such properties, assets and other rights, tangible and intangible (other than Intellectual Property), used by its business, in each case, except for Permitted Encumbrances or where the failure to have such good and valid title, own such assets, have such valid leasehold interests or have such valid contractual rights, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
Section 5.14    Environmental Matters.
(a)    Except where such Release or threatened Release, the failure to be so in compliance or such suit, action, proceeding or investigation, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Company Material Adverse Effect, (i) to the Knowledge of the Company, there has been no Release of any Hazardous Substance at, on, under or from any Company Real Property, (ii) the Company and each Company Subsidiary is in compliance with all applicable Environmental Laws, which compliance includes having all Permits required under applicable Environmental Laws to conduct their respective businesses as now conducted, and the Company and the Company Subsidiaries are in compliance with all such Permits and (iii) there is no suit, action, proceeding or investigation pending or, to the Knowledge of the Company, threatened in writing asserting any liability under Environmental Law against the Company or any of the Company Subsidiaries.

(a)    The representations and warranties in this Section 5.14 are the sole and exclusive representations and warranties of the Company concerning environmental matters.
Section 5.15    Contracts.
(a)    Except for this Agreement and the contracts filed with the Company Reports, Section 5.15(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, each contract (other than Company Real Property Leases) to which the Company or any Company Subsidiary is a party or by which it is bound:
(i)    which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S‑K promulgated by the SEC);
(ii)    that (A) limits, restricts or prohibits the Company or any Company Subsidiary (or, after giving effect to the transactions contemplated by this Agreement, would limit, restrict or prohibit Parent or any of its Affiliates) from conducting any material business or doing material business with any Person in any geographical area, (B) grants “most favored nation” status to any Person other than Medicaid participation agreements, or (C) could require the disposition of any material assets or line of business of the Company or any Company Subsidiary (or, after the Effective Time, Parent or any of its subsidiaries), in the case of each of sub-clauses (A), (B) and (C), except for any such contract that may be canceled without any material payment by the Company or any Company Subsidiary upon notice of ninety (90) days or less;
(iii)    (A) pursuant to which the Company or any Company Subsidiary may be required to pay in excess of Fifty Million Dollars ($50,000,000) during calendar year 2015, (B) to the extent a contract was entered into in calendar year 2015, pursuant to which the Company or any Company Subsidiary may be required to pay in excess of Fifty Million Dollars ($50,000,000) during the first twelve (12) months of the term, and (C) pursuant to which the Company or any Company Subsidiary is required to pay in excess of Fifty Million Dollars ($50,000,000) during any twelve (12) month period during the term of such contract, in the case of each of sub-clauses (A), (B) and (C), other than such contracts that may be canceled without any material payment by the Company or any Company Subsidiary upon notice of ninety (90) days or less;
(iv)    relating to indebtedness, in each case with respect to a principal amount in excess of Fifty Million Dollars ($50,000,000) other than any such contract solely between or among the Company and the Company Subsidiaries;
(v)    which is with an executive officer and contains a non-compete provision;
(vi)    relating to the creation, formation, operation, management or control of any partnerships, joint ventures or similar arrangements;

(vii)    is currently in effect and contains a put, call right of first refusal, right of first offer or other right pursuant to which the Company or any Company Subsidiary could be required to acquire, dispose of, purchase or sell, as applicable, substantially all of the capital stock, substantially all of the assets or material line of business of the Company or any current or former Company Subsidiary;
(viii)    that obliges the Company or any Company Subsidiary to make any earn-out payments or other contingent payments (but not indemnification payments) in connection with the acquisition or divestment of a business or Person by the Company or any Company Subsidiary, which have not been paid in full as of the date hereof;
(ix)    containing any standstill or similar agreement pursuant to which the Company or any Company Subsidiary has agreed not to acquire assets or securities of another Person where such commitment remains in effect as of the date hereof;
(x)    (x) obligates the Company or any Company Subsidiary to make a loan or capital contribution to, or investment in excess of Ten Million Dollars ($10,000,000) in any Person other than loans to any Company Subsidiary and advances to employees in the ordinary course of business consistent with past practice or (y) obligates the Company or any Company Subsidiary to provide a guarantee that would reasonably be expected to result in payments in excess of Ten Million Dollars ($10,000,000) other than guarantees by the Company or any Company Subsidiary of another Company Subsidiary’s obligations;
(xi)    which is with any Governmental Entity and contains any continuing obligations that are material to the Company or any Company Subsidiary;
(xii)    with any third-party service providers for the provision of billing and collection services to the Company or any Company Subsidiary that is material to the Company or any Company Subsidiary;
(xiii)    pursuant to which the Company or any Company Subsidiary received during calendar year 2014 or expects to receive during calendar year 2015 payments in excess of Fifty Million Dollars ($50,000,000); and
(xiv)    which commits the Company or any Company Subsidiary to enter into any of the foregoing.
Each of the contracts of the type described in this Section 5.15 is referred to in this Agreement as a “Company Contract.”
(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary is and, to the Knowledge of the Company, no other party is, in breach or violation of, or in default under, any Company Contract, (ii) no event has occurred which would result in a breach or violation of, or a default under, any Company Contract by the Company or any Company Subsidiary or, to the Knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both), (iii) each Company Contract is valid, binding and enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles and (iv) each Company Contract is in full force and effect with respect to the Company or the Company Subsidiaries, as applicable, and, to the Knowledge of the Company, with respect to the other parties thereto.
Section 5.16    Employee Benefit Plans; ERISA.
(a)    Section 5.16(a) of the Company Disclosure Letter sets forth a complete and correct list of each material Company Benefit Plan. With respect to each Company Benefit Plan, the Company has made available to Parent, to the extent applicable, true, correct and complete copies of (i) the Company Benefit Plan document, including any amendments thereto and any related trusts, (ii) the most recently prepared actuarial report or financial statements, (iii) the most recent summary plan description, and all material modifications thereto, and (iv) the most recent IRS determination or opinion letter.
(b)    Each Company Benefit Plan, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA has been established, operated and administered in compliance with Applicable Laws, including, without limitation, ERISA and the Code, except for failures to comply that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect . Each Company Benefit Plan, which is subject to ERISA (an “ERISA Plan”) and is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS. None of the Company nor any Company Subsidiary have any material unsatisfied withdrawal liability in respect of any “multiemployer plan”.
(c)    Neither the Company, any of the Company Subsidiaries, to the Knowledge of the Company, any trustee, administrator or other third‑party fiduciary and/or party-in-interest thereof, has engaged in a transaction with respect to any ERISA Plan, which, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Company Subsidiary to a tax or penalty imposed by Section 4975 of the Code in an amount which, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect.
(d)    There are no pending, or to the Knowledge of the Company, threatened claims (other than routine claims for benefits) by, on behalf of or against any Company Benefit Plan or any trust related thereto which, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect, except as previously disclosed to Parent, and no audit or other proceeding by a Governmental Entity is pending, or to the Knowledge of the Company, threatened with respect to such plan.

(e)    Neither the Company nor any of the Company Subsidiaries has or is expected to incur any material liability, under subtitles C or D of Title IV of ERISA or Section 4063 or 4064 of ERISA, with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 400l(a)(15) of ERISA, currently or formerly maintained, contributed to or required to be contributed to by any of them, or any other entity that, together with the Company or any of the Company Subsidiaries, is treated as a single employer under Section 414 of the Code or Section 4001 of ERISA (an “ERISA Affiliate”).
(f)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, (i) entitle any current or former employee, director, officer or independent contractor of the Company or any of the Company Subsidiaries to severance pay or any material increase in severance pay (other than severance pay required by any Applicable Law), (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (iv)  result in any forgiveness of indebtedness to any current or former employee, officer, director or independent contractor of the Company or (v) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. None of the Company nor any Company Subsidiary have any obligation to indemnify or otherwise reimburse any individual for any Taxes, interest or penalties incurred pursuant to Sections 280G, 4999 or 409A of the Code.
(g)    Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been administered in all material respects in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder.
(h)    Liability; Compliance.
(i)    Neither the Company, any Company Subsidiary, nor any of their respective ERISA Affiliates has in the past six (6) years maintained, sponsored, contributed to or been required to contribute to a plan subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA.
(ii)    All contributions and premiums required to have been paid by the Company or any of the Company Subsidiaries to any Company Benefit Plan under the terms of any such plan or its related trust, insurance contract or other funding arrangement, or pursuant to any Applicable Law have been paid within the time prescribed by any such plan, agreement or Applicable Law, except to the extent failure to do so, individually or in the aggregate, has not, or would not reasonably be expected to, result in a Company Material Adverse Effect.
(i)    The Company has provided Parent a correct and complete listing of all outstanding Options, Performance Restricted Stock Units and Restricted Stock Rights, in each case as of the close of business on May 19, 2015, setting forth the number of Common Shares subject to such Options, Performance Restricted Stock Units and Restricted Stock Rights, and the holder, grant date, vesting schedule (including whether the terms of the award provide for “single-trigger” or “double-trigger” vesting) and, for each Option, exercise price.
Section 5.17    Labor Matters. Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, as of the date hereof, (a) neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other agreement with a labor union or like organization, (b) to the Knowledge of the Company, there are no activities or proceedings of any labor organization to organize any employees of the Company or any of its Subsidiaries and no demand for recognition as the exclusive bargaining representative of any employees has been made by or on behalf of any labor or like organization and (c) there is no pending or, to the Knowledge of the Company, threatened strike, lockout, slowdown, or work stoppage. Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, each of the Company and the Company Subsidiaries are in compliance with any applicable collective bargaining (or similar) agreements all Applicable Laws respecting labor, employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health.
Section 5.18    Intellectual Property Rights.
(a)    Section 5.18 of the Company Disclosure Letter sets forth a true and complete list of Intellectual Property owned by the Company or the Company Subsidiaries that is patented, registered or subject to pending applications for registration or patents, including for each such item, as applicable, the (i) owner, (ii) patent, registration or application number, (iii) the applicable filing jurisdiction and (iv) solely with respect to Domain Names, the applicable registrar (collectively, the “Company Owned IP”).
(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i)  the Company and the Company Subsidiaries own, free of all Encumbrances other than Permitted Encumbrances all Company Owned IP, and own or otherwise have a right to use, all other Intellectual Property necessary to the conduct of the businesses of the Company and the Company Subsidiaries as now being conducted (collectively, the “Company IP”); (ii) all Company Owned IP is subsisting, valid and enforceable; (iii) there is no litigation, opposition, cancellation, or proceeding with respect to the Company Owned IP currently pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiaries; (iv) none of the Company Owned IP is subject to any outstanding judgment, decree, order, writ, award, or injunction of an arbitrator or court or other Governmental Entity restricting the rights of the Company or any Company Subsidiary to use such Company Owned IP; (v) the conduct of the respective businesses of the Company and each Company Subsidiary does not infringe or constitute the misappropriation of, and has not in the prior two year period infringed or constituted the misappropriation of, the Intellectual Property of any Person; (vi) during the past two years, neither the Company nor any Company Subsidiary has received any written notice or claim asserting that any such infringement or misappropriation has occurred or inviting the Company or any Company Subsidiary to take a license under a Patent or any other Intellectual Property owned by a third party; and (vii) no Person is infringing or misappropriating any material Company Owned IP.
(c)    The Company and the Company Subsidiaries have taken commercially reasonable measures to maintain, protect and enforce their respective rights in the material Company Owned IP and all material Trade Secrets owned by the Company or any Company Subsidiary.
(d)    The Company and each Company Subsidiary has implemented commercially reasonable backup, security and disaster recovery measures intended to safeguard the information technology systems of the Company. To the Knowledge of the Company, during the past two years, no Person has gained unauthorized access to any of the Company’s or any Company Subsidiary’s information technology systems, except as would not reasonably be expected to have an adverse effect in any material respect on the Company and the Company Subsidiaries.
Section 5.19    Insurance. Except where such breach or default or the failure to be so in force and effect, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Company Material Adverse Effect, (a) all insurance policies of the Company and the Company Subsidiaries are in full force and effect and were in full force and effect during the periods of time such insurance policies are purported to be in effect and (b) neither the Company nor any Company Subsidiary is in breach of or default under, and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a breach of or default under, or permit termination or modification under, any policy.
Section 5.20    Compliance with Health Care Laws and Regulations.
(a)    Without limiting the generality of any other representation or warranty made by the Company herein, except as individually and in the aggregate has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and each of the Company Subsidiaries is conducting and has conducted its business and operations in compliance with, and neither the Company nor any of the Company Subsidiaries, nor any of their respective officers, directors or employees has engaged in any activities that would constitute a violation of Applicable Law of any federal, state, local or foreign Governmental Entity with respect to matters relating to the provision, administration, advertising, promotion, and/or payment for healthcare products or services (collectively, “Healthcare Laws”), including, to the extent applicable, and without limitation: (i) any state licensure, credentialing, or certification requirement, including those limiting the scope of activities of persons acting without such license, credential, or certification, (ii) any billing, coding, coverage, compliance, reporting, or reimbursement laws, rules and regulations applicable to the services provided by the Company or any of the Company Subsidiaries, (iii) any laws, rules and regulations imposed on the claims made or promotional or marketing efforts undertaken in connection with the services provided by the Company or any of the Company Subsidiaries, including any such laws, rules and regulations applicable to the advertising of such services, (iv) laws, rules and regulations governing the operation and administration of Medicare, Medicaid or other federal health care programs, (v) 42 U.S.C. § 1320a-7(b), commonly referred to as the “Federal Anti-Kickback Statute,” or any state anti-kickback prohibition, (vi) the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) all-plan health care fraud prohibition, (vii) any laws, rules and regulations governing the use, disclosure, privacy or security of personal or health information, including HIPAA, (viii) 42 U.S.C. § 1395nn, commonly referred to as the “Stark Law,” or any state law affecting self-referrals, (ix) 31 U.S.C. §§ 3729-33, commonly referred to as the “False Claims Act”, or any state law false claims prohibition, (x) 42 U.S.C. §§ 1320a-7, 7a and 7b, commonly referred to as the “Federal Fraud Statutes,” (xi) any state law provisions prohibiting insurance fraud, (xii) any state unfair and deceptive trade acts, and (xiii) and laws, rules and regulations of the U.S. Food and Drug Administration.
(b)    The Company and each Company Subsidiary has complied with all Applicable Laws relating to the operation of pharmacies, the repackaging of drug products, the wholesale distribution of prescription drugs or controlled substances, the dispensing or compounding of prescription drugs or controlled substances, and all Applicable Laws and any other applicable guidance relating to the labeling, packaging, advertising, or adulteration of prescription drugs or controlled substances, except as, individually and in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
(c)    Except as, individually and in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) neither the Company nor any of the Company Subsidiaries has received any notice or communication from any Governmental Entity, including, without limitation, any subpoena or investigative demand, alleging noncompliance with any Healthcare Laws; (ii) there is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, warning letter, subpoena, proceeding or request for information related to noncompliance with, or otherwise involving, any Healthcare Laws pending against the Company or any of the Company Subsidiaries; (iii) neither the Company nor any of the Company Subsidiaries has any liability (whether actual or contingent) for failure to comply with any Healthcare Laws; (iv) there has not been any violation of any Healthcare Laws by the Company or any of the Company Subsidiaries in its submissions or reports to any Governmental Entity that would reasonably be expected to require investigation, corrective action, self-reporting, or enforcement action; (v) neither the Company nor any of the Company Subsidiaries, nor any of their respective directors, officers, managing employees, employees or contractors has been suspended, debarred or excluded from participation in Medicare, Medicaid or any other federal or state healthcare program or is subject to an action or investigation that is reasonably likely to result in such a suspension, debarment or exclusion; (vi) neither the Company nor any of the Company Subsidiaries is party to or subject to any corporate integrity agreement, deferred prosecution agreement, consent order, consent decree or other settlement agreement or memorandum of understanding with any Governmental Entity relating to Healthcare Laws; (vii) neither the Company nor any of the Company Subsidiaries is subject to any order, judgment, injunction, award, decree or writ handed down, adopted or imposed by any Governmental Entity relating to Healthcare Laws;

and (viii) all reports, documents, applications, and notices required to be filed, maintained or furnished to any Governmental Entity or any private or government payment program have been so filed, maintained or furnished and all such reports, documents, applications and notices were true, complete and correct in all material respects on the date filed (or were corrected or supplemented by a subsequent filing).
(d)    As of the date hereof, the Company and each Company Subsidiary meets all of the applicable material requirements of participation, coverage, and enrollment for, and where applicable, are parties to valid supplier or participation agreements related to all government and private payment programs in which the Company and each Company Subsidiary participates (“Company Payment Programs”), except as would not reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, neither the Company nor any Company Subsidiary has received any written notices of any action pending by any Company Payment Program, either to revoke, limit, or terminate the participation for cause of the Company or any of the Company Subsidiaries in any Company Payment Program. To the Knowledge of the Company, no event has occurred which, with the giving of notice, the passage of time, or both, would constitute grounds for termination or reduction for cause in the participation of the Company or any of the Company Subsidiaries in (i) any government Company Payment Program or (ii) any other Company Payment Program, except, in the case of sub-clause (ii), as would not reasonably be expected to have an adverse effect in any material respect on the Company and the Company Subsidiaries. Except as would not reasonably be expected to have an adverse effect in any material respect on the Company and the Company Subsidiaries, the Company Payment Programs to which the Company or any Company Subsidiary is a party constitute valid and binding obligations, enforceable against the Company or any Company Subsidiary in accordance with their respective terms and, to the Knowledge of the Company and each Company Subsidiary, are in full force and effect. Neither the Company nor any Company Subsidiary has received notice of default of any material provision under any Company Payment Program and, to the Knowledge of the Company and each Company Subsidiary, the other parties thereto are not in default of any material provision thereunder, except as would not reasonably be expected to have a Company Material Adverse Effect.
(e)    Each employee of the Company and any Company Subsidiary providing services to patients is duly licensed, certified, registered and qualified as required by Applicable Law and is qualified to provide such services by each Governmental Entity having jurisdiction over the provision of such services, except as would not reasonably be expected to have a Company Material Adverse Effect. No (i) suspension, cancellation, revocation, withdrawal, modification, restriction, probation or non-renewal of any such employee license or qualification is pending or threatened, (ii) event has occurred and no circumstance exists that would reasonably be expected to result in the suspension, cancellation, revocation, withdrawal, modification, restriction, probation or non-renewal of any such employee license, certification, registration or qualification, and (iii) employee of Company and any Company Subsidiary is not in compliance with the terms of any such employee license or qualification, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company,

there are no inquiries, investigations or monitoring of activities pending or threatened relating to any employee license or qualification, except for routine audits or reviews or except as would not reasonably be expected to have an adverse effect in any material respect on the Company and the Company Subsidiaries.
(f)    Except as would not reasonably be expected to have an adverse effect in any material respect on the Company and the Company Subsidiaries, to the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries has: (i) made or caused to be made a false statement or representation of a material fact in any application for any benefit or payment; (ii) made or cause to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) presented or caused to be presented a claim for reimbursement that is for an item or service that was not provided as claimed or false or fraudulent; or (iv) failed to disclose the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment.
(g)    To the Knowledge of the Company, as of the date hereof, no Person (terminated employee, contractor or otherwise) has raised allegations relative to the Company or any Company Subsidiary that would qualify such Person as a relator under the Federal False Claims Act (31 U.S.C. §§ 3729-3733), including allegations of non-compliance with any state or federal anti-kickback, physician self-referral or billing or coding requirements. To the Knowledge of the Company, on or following the date hereof, no Person (terminated employee, contractor or otherwise) has raised allegations relative to the Company or any Company Subsidiary that would qualify such Person as a relator under the Federal False Claims Act (31 U.S.C. §§ 3729-3733), including allegations of non-compliance with any state or federal anti-kickback, physician self-referral or billing or coding requirements, except as would not reasonably be expected to have an adverse effect in any material respect on the Company and the Company Subsidiaries.
(h)    Except as would not reasonably be expected to have an adverse effect in any material respect on the Company and the Company Subsidiaries, there are no pending or, to the Knowledge of the Company, threatened, appeals, adjustments, challenges, audits, inquiries, investigations, litigation, written notices of intent to audit with respect to reports or billings, or claims for refunds, overpayments, discounts or adjustments, in each case relating to the Company or any Company Subsidiary and the Healthcare Laws. The Company and each Company Subsidiary providing health care services for patients has implemented and operationalized financial hardship, and indigent care practices, procedures and controls which are compliant with all Healthcare Laws, except as would not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary has implemented a corporate compliance program in compliance with the guidelines for healthcare organizations published by the Office of Inspector General of the Department of Health and Human Services and the federal sentencing guidelines, except as would not reasonably be expected to have an adverse effect in any material respect on the Company and the Company Subsidiaries. Where applicable to and determined by the Company to be necessary for its business, each Company Subsidiary has obtained and maintains Medicaid and Medicare provider and supplier numbers, except as would not reasonably be expected to have an adverse effect in any material respect on the Company and the Company Subsidiaries.
(i)    To the Knowledge of the Company, the Company has received no formal notification directly from a Governmental Entity that it or any of the Company Subsidiaries is (A) the subject or target of a criminal investigation related to Healthcare Laws that is reasonably likely to have an adverse effect in any material respect on the Company and the Company Subsidiaries or (B) indicted in any criminal proceeding related to Healthcare Laws. As of the date hereof, to the Knowledge of the Company, there is no pending or threatened, investigation or civil or administrative proceeding relating to the participation by Company or any Company Subsidiary in any Company Payment Program, except as would not reasonably be expected to have an adverse effect in any material respect on the Company and the Company Subsidiaries. Except as would not reasonably be expected to have an adverse effect in any material respect on the Company and the Company Subsidiaries, the Company and each Company Subsidiary, where applicable, has paid or caused to be paid all refunds, overpayments, discounts, recoupments, set-offs or adjustments that have become due pursuant to such claims and reports, has not claimed or received reimbursements from the Company Payment Programs in excess of the amounts permitted by Applicable Law and, to the Knowledge of the Company, has no liability under any Company Payment Program, other than any refund, overpayment, discount, recoupment, set-off or adjustment that occurs in the ordinary course of business. No Company Payment Program has imposed a fine, penalty or other sanction on the Company or any Company Subsidiary, except as would not reasonably be expected to have an adverse effect in any material respect on the Company and the Company Subsidiaries. Except as would not reasonably be expected to have an adverse effect in any material respect on the Company and the Company Subsidiaries, as of the date hereof, neither the Company Subsidiaries, nor the Company, nor any of their respective Affiliates, directors, managers, members, officers, employees or agents has knowingly submitted to any Company Payment Program any false or fraudulent claim for payment, nor have the Company Subsidiaries, the Company, or any of their respective Affiliates, directors, managers, members, officers, employees or agents at any time knowingly violated any condition for participation, or any rule, regulation, policy or standard of, any such Company Payment Program.
Section 5.21    Anti-Takeover Laws. Assuming the accuracy of the representation contained in Section 6.8, the Company has taken all necessary actions to render inapplicable this Agreement, the Merger and the other transactions contemplated hereby from the provisions of Section 203 of the DGCL, and, accordingly, no such section nor other anti-takeover or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other anti-takeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.
Section 5.22    Opinion of Financial Advisor. The Company Board has received (a) an opinion from Merrill Lynch, Pierce, Fenner & Smith Incorporated to the effect that, as of the date of such opinion and subject to certain assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be paid to the holders of Common Shares (other than Parent, Merger Sub, the respective Subsidiaries of the Company and Parent, and holders of Dissenting Shares) is fair, from a financial point of view, to such holders, and (b) an opinion from Centerview Partners LLC to the effect that, as of the date of such opinion and subject to the various assumptions made, procedures followed, matters considered and limitations on the review undertaken in preparing such opinion as set forth therein, the Merger Consideration to be paid to the holders of Common Shares (other than (i) Common Shares held by (x) Parent or Merger Sub, (y) any Subsidiary of the Company or Parent (other than Merger Sub) or (z) any Affiliate of Parent and (ii) and Dissenting Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders.
Section 5.23    Brokers. No Person other than Merrill Lynch, Pierce, Fenner & Smith Incorporated and Centerview Partners LLC is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by the Company or any Company Subsidiary in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary, with such exceptions as do not exceed One Million Dollars ($1,000,000) in the aggregate.
Section 5.24    No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, neither the Company nor any other Person on behalf of the Company or any Company Subsidiary makes any other express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided by or on behalf of the Company or any Company Subsidiary.
ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as otherwise disclosed to the Company in the Parent Disclosure Letter, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
Section 6.1    Corporate Status. Each of Parent and Merger Sub (a) is a corporation duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction in which it is organized, (b) has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted and (c) is duly qualified or licensed to do business as a foreign corporation and is, to the extent applicable, in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 6.2    Authority for Agreements. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on behalf of Parent and Merger Sub, and no other corporate proceedings on the part of either Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger, except for the approval of this Agreement by Parent as the sole stockholder of Merger Sub, which will be effected by written consent immediately following the execution of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.
Section 6.3    Consents and Approvals; No Violations.
(a)    The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except for (i) the Governmental Requirements and (ii) any such consent, approval, authorization, permit, filing or notification, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(b)    The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance of its obligations hereunder will not, (i) violate any provision of the Constituent Documents of Parent or Merger Sub, (ii) result in a violation or breach of any provision of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, payment, acceleration or revocation under, any agreement, undertaking, commitment or obligation to which Parent or Merger Sub is a party or by which any of them or any of their assets or properties may be bound, (iii) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) upon any property or asset of Parent or Merger Sub or (iv) assuming all consents, approvals, authorizations and permits contemplated in Section 6.3(a) have been obtained, and all filings, notifications or registrations in such clauses have been made, violate or conflict with any law, rule, regulation, order, judgment or decree to which Parent or Merger Sub is subject.
Section 6.4    Information in Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement, as of the date it is first mailed to the stockholders of the Company, and at the time of the Company Stockholders’ Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement.
Section 6.5    Litigation. There are no (a) Proceedings or investigations (to the Knowledge of Parent) pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Affiliates, the outcome of which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect, or (b) judgments, decrees, injunctions, rules, awards, writs or order of any Governmental Entity or arbitrator outstanding against Parent or any of its Affiliates, or any settlement to which Parent or any of its Affiliates is party or by which their assets are bound, which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.
Section 6.6    Absence of Certain Agreements. There are no contracts or other agreements, arrangements or understandings (whether oral or written) or commitments to enter into contracts, agreements, arrangements or understandings (whether oral or written) (i) between Parent, Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the Company Board, on the other hand, as of the date hereof that relate in any way to the Company or any of the Company Subsidiaries or the transactions contemplated hereby or (ii) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to approve this Agreement or the Merger or agrees to vote against any Superior Proposal.
Section 6.7    Availability of Funds. Parent has the financial capacity to perform its obligations under this Agreement and to cause Merger Sub to perform its obligations under this Agreement. Parent will have, and will cause Merger Sub to have, at or prior to the Effective Time, sufficient funds to pay the aggregate Merger Consideration contemplated by this Agreement and to perform the other obligations of Parent and Merger Sub contemplated by this Agreement.
Section 6.8    Ownership of Common Shares. Neither Parent nor Merger Sub, nor any of their respective Affiliates, owns (beneficially or of record) any Common Shares or any option, warrant or other right to acquire any Common Shares. Neither Parent nor Merger Sub is, and at no time during the last five (5) years has been, an “interested stockholder” of the Company, as such quoted term is defined in Section 203 of the DGCL.
Section 6.9    Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.0001 per share, of which 100 shares are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent.
Section 6.10    No Brokers. No Person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub that would make the Company or any Company Subsidiary responsible for any such payment.
Section 6.11    No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither Parent, Merger Sub nor any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided by or on behalf of Parent or Merger Sub.
ARTICLE VII

COVENANTS RELATING TO CONDUCT OF BUSINESS
Section 7.1    Conduct of Business by the Company Pending the Merger. From the date hereof until the Effective Time, unless Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned, or except as listed on Section 7.1 of the Company Disclosure Letter, as otherwise permitted by or provided for in this Agreement or as required by Applicable Law, the Company shall, and shall cause each of the Company Subsidiaries to, (x) conduct its business in the ordinary course consistent with past practice and (y) to the extent consistent with the foregoing clause (x) use commercially reasonable efforts to preserve substantially intact its business organization and preserve in all material respects its relationships with all Governmental Entities, current employees and current creditors, and with any customers, suppliers, vendors, licensors and licensees with which it has material business relations; provided, however, that no action by the Company or the Company Subsidiaries with respect to matters specifically addressed by any provision of Section 7.1(a) through (p) shall be deemed a breach of clauses (x) or (y) unless such action would constitute a breach of such specific provision. In addition to and without limiting the generality of the foregoing, except as listed on Section 7.1 of the Company Disclosure Letter, as otherwise permitted by or provided for in this Agreement or as required by Applicable Law, from the date hereof until the Effective Time, without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, the Company shall not, and shall not permit any Company Subsidiary to:
(a)    adopt or propose any change in its Constituent Documents;
(b)    declare, authorize, set aside or pay any stockholder dividend or other distribution, except for (i) any dividend or distribution by a Company Subsidiary to the Company or another Company Subsidiary and (ii) the payment of regular quarterly cash dividends (which, for the avoidance of doubt, shall not exceed the amount of the regular quarterly cash dividends paid by the Company during the previous twelve (12) months);

(c)    adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary, or merge or consolidate with any other Person or acquire any assets or equity or debt securities or other equity interests in any other Person, except (i) that a Company Subsidiary may merge with another wholly-owned Company Subsidiary and (ii) for any acquisitions (including by way of merger) by the Company or any Company Subsidiary of any Person providing for purchase price consideration (including any related earnouts or indebtedness) in an amount not in excess of Thirty Million Dollars ($30,000,000) in the aggregate and (iii) for acquisitions of inventory, supplies and other assets in the ordinary course of business consistent with past practice;
(d)    sell, assign, transfer, lease, license, subject to an Encumbrance (other than a Permitted Encumbrance), cancel, abandon or otherwise surrender, relinquish or dispose of any assets or property of the Company or any Company Subsidiary, other than (i) in the ordinary course of business consistent with past practice (including non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice) (for the avoidance of doubt, the sale, lease or other disposition of any business line, business unit or any material portion of the assets of the Company or any Company Subsidiary is not “in the ordinary course of business” for purposes of this clause (d)), (ii) pursuant to existing written contracts or commitments, (iii) cancellations and abandonments of Intellectual Property that would not be material to the operations of the Company or any Company Subsidiary and as determined by the Company’s personnel responsible for filing and maintaining such Company Owned IP using their reasonable business judgment or (iv) in an amount not in excess of Thirty Million Dollars ($30,000,000) in the aggregate;
(e)    (i) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities (including any options, warrants or any similar security exercisable for, or convertible into, such capital stock or other security) or enter into any amendment of any term of any of its outstanding securities (other than issuances of Common Shares (A) in respect of the exercise of Options outstanding on the date hereof, (B) in respect of the settlement of Restricted Stock Rights or Performance Restricted Stock Units outstanding on the date hereof and (C) pursuant to Performance Restricted Stock Units and/or Restricted Stock Rights granted to new hires in accordance with Section 7.1(h)), (ii) accelerate the vesting of any Options, Performance Restricted Stock Units or Restricted Stock Rights (other than as required pursuant to preexisting contractual commitments), (iii) split, combine, subdivide or reclassify any shares of capital stock or any other equity interests of the Company or any Company Subsidiary or (iv) purchase or redeem any shares of capital stock or any other equity interests of the Company or any Company Subsidiary or any rights, warrants or options to acquire any such shares or interests, other than (A) as otherwise contractually required, (B) any such purchases or redemptions by a wholly-owned Company Subsidiary with respect to such Company Subsidiary’s own capital stock or other equity interests or (C) in connection with the exercise of Options or the vesting of Performance Restricted Stock Units or Restricted Stock Rights (including in connection with any required withholding Taxes related to such exercise or vesting);

(f)    incur, guarantee or assume any indebtedness or make any loans, advances or capital contributions to, or investments in, any Person, other than (i) borrowings under the Company’s existing revolving credit facility in an amount not in excess of Thirty Million Dollars ($30,000,000) in the aggregate, or (ii) any intercompany indebtedness, loan, advance, capital contribution or investment;
(g)    enter into any collective bargaining agreement or other agreement with a labor union, works council or similar organization;
(h)    other than as required by the terms of any applicable agreement or Company Benefit Plan in existence on the date of this Agreement or as set forth on Section 7.1(h) of the Company Disclosure Letter (i) increase the compensation or benefits of any current or former directors or officers of the Company at the level of vice president or above (except for merit salary increases in the ordinary course of business and consistent with past practice to employees who are not executive officers), (ii) provide increases in salaries, wages and benefits (and communicate increases in bonuses to the extent bonuses are based on salary or wage level) of independent contractors or employees who are not at the level of vice president or above or directors of the Company (other than annual merit salary increases in the ordinary course of business and consistent with past practice), (iii) enter into any change-in-control, retention, employment, severance, termination or other similar agreement with any current or former director, employee or independent contractor, (iv) establish, adopt, terminate or materially amend any Company Benefit Plan (or award thereunder) or any plan, program, arrangement, practice or agreement that would be a Company Benefit Plan if it were in existence on the date hereof, except to the extent that such amendment would not result in more than a de minimis increase to the cost to the Company under such arrangement or plan, (v) pay any bonus to any current or former director, employee, officer, or independent contractor of the Company, (vi) take any action to amend, waive or accelerate the vesting criteria or vesting requirements of payment of any compensation or benefit under any Company Benefit Plan, (vii) promote any Company Employee who is an officer to a position more senior than such Company Employee’s position as of the date of this Agreement, or promote a Company Employee who is below the level of vice president to a position at the level of vice president or above, in each case other than promotions to fill a position that exists as of the date of this Agreement that is thereafter vacated, (viii) take any action to accelerate the payment, or to fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan or (ix) forgive any loans, or issue any loans (other than routine travel or business expense advances issued in the ordinary course of business), to any current or former employee, officer, director or independent contractor of the Company; provided, however, that the foregoing clauses (i) through (iv) shall not restrict the Company or any of its Subsidiaries from entering into or making available to newly hired employees who are below the level of vice president or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business, plans, agreements, benefits and compensation arrangements (including incentive grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions or from continuing to make cash awards to employees who are below the level of vice president in the ordinary course of business consistent with past practice;
(i)    change any method of accounting or accounting principles or practices followed by the Company or any Company Subsidiary, except for any such change required by a change in U.S. GAAP or as recommended by the Company’s audit committee or independent auditors;
(j)    pay, discharge, settle or satisfy (i) any material litigation (other than litigation in connection with (x) this Agreement or the transactions contemplated hereby or (y) violations of any Healthcare Law), arbitration, proceeding, investigation, order, claim, liability or obligation outside the ordinary course of business or that would result in any liability in excess of Thirty Million Dollars ($30,000,000) in the aggregate or such greater amount reserved therefore or reflected on the balance sheets included in the Company Reports, (ii) any material litigation in connection with this Agreement or the transactions contemplated hereby, other than any settlement or compromise that (A) does not involve any monetary payment (other than reimbursement of attorneys’ fees) and (B) does not impose any material restrictions on the business of the Company, any Company Subsidiary, the Surviving Corporation or on Parent or any of its Subsidiaries (after giving effect to the transactions contemplated by this Agreement) or (iii) any material litigation, arbitration, proceeding, investigation, order, claim, liability or obligation with a Governmental Entity in connection with violations of any Healthcare Law;
(k)    fail to maintain, or terminate or cancel, other than in the ordinary course of business, any insurance coverage maintained by the Company or any Company Subsidiary with respect to any material assets, properties and businesses of the Company or any Company Subsidiary without replacing such coverage with a comparable amount of insurance coverage;
(l)    (i) enter into any new contract that would have been a Company Contract if it had been entered into prior to the date of this Agreement or (ii) amend on terms materially adverse to the Company, cancel or terminate any Company Contract, in each case, other than in the ordinary course of business consistent with past practice;
(m)    make or authorize any new capital expenditures other than capital expenditures set forth in the 2015 budget materials provided to Parent and any other capital expenditures not in excess of Thirty Million Dollars ($30,000,000) in the aggregate;
(n)    (i) make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any material closing agreement with respect to Taxes, settle any material Tax claim, audit, assessment or dispute, surrender any right to claim a refund of a material amount of Taxes, take any action which is reasonably likely to result in a material increase in the Tax liability of the Company or the Company Subsidiaries, or, in respect of any taxable period (or portion thereof) ending after the Closing Date, the Tax liability of Parent or the Surviving Corporation; or (ii) file the 2014 federal consolidated income Tax Return without (A) providing Parent with a draft form of such Tax Return at least fifteen (15) Business Days before filing; it being understood that such Tax Return may not be complete at that time; and (B) considering in good faith any comments reasonably requested by Parent that are provided to the Company at least seven (7) Business Days before filing;
(o)    (i) terminate (prior to the expiration of such Company Real Property Lease), or (except as permitted by clause (ii) of this Section 7.1(o)) modify or amend on terms materially adverse to the Company, any of the Company Real Property Leases, (ii) renew, extend, or exercise any option to renew or extend any of the Company Real Property Leases, other than (A) for any renewals or extensions of Company Real Property Leases expiring prior to the date that is fifteen (15) months after the date hereof, in each case, solely in the ordinary course of business consistent with past practice for additional periods of no more than twelve (12) months (in the aggregate with respect to any such Company Real Property Lease) at a cost per month of no more than 105% of the current costs per month under such Company Real Property Lease, and solely provided that the Company notifies Parent of each such renewal or extension reasonably promptly after it is effected or (B) any renewals or extensions of Company Real Property Leases in accordance with automatic renewal terms or (iii) enter into any new contract that, if in effect on the date of this Agreement, would be a Company Real Property Lease, except that the Company shall be permitted to enter into such new leases for the purpose of relocating from a current space to another for additional periods of no more than twelve (12) months at a cost per month of no more than 105% of the current costs per month under the prior Company Real Property Lease for that space, and solely provided that the Company notifies Parent of each such relocation reasonably promptly after it is effected; or
(p)    agree or commit to do any of the foregoing.
Section 7.2    Conduct of Business by Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, from the date of this Agreement until the Effective Time, except as permitted by or provided for in this Agreement, it shall not, without the prior written consent of the Company, effect or agree to effect any business combination transaction that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.
ARTICLE VIII

ADDITIONAL AGREEMENTS
Section 8.1    Access and Information.
(c)    Upon reasonable prior notice and subject to Applicable Law, the Company shall, and shall cause the Company Subsidiaries to, afford to Parent and its financial advisors, legal counsel, financing sources, accountants or other advisors, agents or authorized representatives (collectively, “Representatives”) reasonable access during normal business hours and without undue disruption of the normal business activities of the Company and the Company Subsidiaries, during the period prior to the earlier of the Effective Time and the termination of this Agreement, to all of its or their respective books, records, properties, premises and personnel and all of its or their other financial, operating and other data and information as Parent may reasonably request; provided that (a) the Company and the Company Subsidiaries shall not be obligated to provide access to (i) any information that would result in the loss of attorney-client privilege with respect to such information (provided that the Company shall use commercially reasonable efforts to allow such access or disclosure in a manner that does not result in loss or waiver of such privilege, including, but not limited to, entering into appropriate common interest or similar agreements on customary terms with Parent), (ii) any information that would result in a breach of an agreement to which the Company or any of the Company Subsidiaries is a party (provided that the Company shall use reasonable efforts to obtain any required consent or waiver of such counterparty to allow such access or disclose such information, and failing the receipt of such consent or waiver, shall use commercially reasonable efforts to make appropriate substitute disclosure and/or access arrangements), and (iii) any information that would violate any Applicable Law, (b) no investigation pursuant to this Section 8.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger and the other transactions contemplated by this Agreement and (c) the Company and Company Subsidiaries shall not be required to conduct, or permit Parent or any of its Representatives to conduct, any environmental investigation or sampling of soil, air, surface water, building material, groundwater or other environmental media relating to any Company Real Property. Each party shall continue to abide by the terms of the confidentiality agreement between CVS Health Corporation and the Company, dated April 21, 2015 (the “Confidentiality Agreement”).
(d)    The Company hereby agrees that the Confidentiality Agreement is hereby amended as of the date of this Agreement to delete Section 6 therefrom.
Section 8.2    Proxy Statement.
(a)    As promptly as reasonably practicable following the date hereof, the Company shall, with the assistance of Parent, prepare, and the Company shall file with the SEC, a proxy statement relating to the adoption of this Agreement by the stockholders of the Company (as amended or supplemented from time to time, the “Proxy Statement”). Parent and the Company shall cooperate with one another in connection with the preparation of the Proxy Statement and Parent shall furnish all information concerning Parent and Merger Sub as the Company may reasonably request in connection with the preparation of the Proxy Statement. Parent and the Company shall each use commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing. The Company will use commercially reasonable efforts to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC.
(b)    Each of Parent and the Company shall as promptly as reasonably practicable notify the other of (i) the receipt of any comments from the SEC and all other written correspondence and oral communications with the SEC relating to the Proxy Statement and

(ii) any request by the SEC for any amendment or supplement to the Proxy Statement or for additional information with respect thereto. All filings by the Company with the SEC and all mailings to the stockholders of the Company in connection with the Merger and the other transactions contemplated hereby, including the Proxy Statement and any amendment or supplement thereto, shall be subject to the reasonable prior review and comment of Parent; provided that the Company will no longer be required to comply with the foregoing if there has occurred any Adverse Recommendation Change. All filings by Parent with the SEC in connection with the transactions contemplated hereby shall be subject to the reasonable prior review and comment of the Company; provided that Parent will no longer be required to comply with the foregoing if there has occurred any Adverse Recommendation Change.
(c)    If at any time prior to the Effective Time any information relating to the Company, Parent or Merger Sub, or any of their respective Affiliates, directors or officers, is discovered by the Company, Parent or Merger Sub, which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of the Company.
Section 8.3    Company Stockholders’ Meeting. The Company shall, in accordance with its Constituent Documents and Applicable Law (and regardless of whether there has occurred an Adverse Recommendation Change), promptly and duly call, give notice of, convene and hold as promptly as reasonably practicable following the date upon which the Proxy Statement is cleared by the SEC, a meeting of the stockholders of the Company (the “Company Stockholders’ Meeting”) for the purpose of seeking the Company Stockholder Approval and shall, unless an Adverse Recommendation Change shall have been made, (a) recommend adoption of this Agreement and include in the Proxy Statement such recommendation and (b) use commercially reasonable efforts to solicit such adoption. The Company may postpone, recess or adjourn the Company Stockholders’ Meeting (i) if the Company reasonably believes that it will be unable to obtain a quorum of its stockholders at the Company Stockholders’ Meeting or it will not receive proxies sufficient to obtain the Company Stockholder Approval or (ii) to allow up to ten (10) calendar days of additional time (commencing, if there has occurred any Adverse Recommendation Change, on the date of such Adverse Recommendation Change has been made (for the avoidance of doubt, after the expiration of any time periods contemplated in the definition thereof)) for the filing and distribution of any supplemental or amended disclosure which the Company Board has determined in good faith is necessary under Applicable Law.
Section 8.4    Acquisition Proposals.
(a)    The Company shall not, nor shall it authorize or knowingly permit any Company Subsidiary or any of its or their respective directors, officers or employees or any

Representatives retained by it or any Company Subsidiary to, directly or indirectly, (i) solicit, initiate or knowingly encourage the making of any Alternative Transaction Proposal or (ii) other than with Parent, Merger Sub or their respective directors, officers, employees or Representatives, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information in connection with, any Alternative Transaction Proposal. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if at any time prior to the receipt of the Company Stockholder Approval, the Company or any Company Subsidiary receives an Alternative Transaction Proposal, the Company and the Company Board (directly or through their Representatives) (i) may contact such Person and its advisors for the purpose of clarifying the proposal and any material terms thereof and the conditions to and likelihood of consummation, so as to determine whether such proposal is, or is reasonably likely to lead to, a Superior Proposal, and (ii) if the Company Board determines in good faith after consultation with its legal and financial advisors that such Alternative Transaction Proposal is, or is reasonably likely to lead to, a Superior Proposal, the Company Board may (x) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Alternative Transaction Proposal (and its Representatives) pursuant to an executed confidentiality agreement on terms no more favorable, in the aggregate, to such Person than the terms of the Confidentiality Agreement; provided that (A) such confidentiality agreement shall permit the provision of all information to Parent that is contemplated or required by this Section 8.4 to be provided to Parent and (B) such confidentiality agreement shall include a standstill, except that (i) such standstill need not prohibit the Person making such Alternative Transaction Proposal from making such Alternative Transaction Proposal to the Company Board in a confidential manner and (ii) such confidentiality agreement need not include a standstill to the extent that the Person making such Alternative Acquisition Proposal has commenced a tender offer or exchange offer incorporating an Alternative Transaction Proposal; provided further, that a copy of all such information not previously provided to Parent (or its Representatives) is provided to Parent as promptly as reasonably practicable (but in no event later than twenty-four (24) hours) after such information has been provided to such Person (or its Representatives) and (y) participate in discussions or negotiations with the Person making such Alternative Transaction Proposal (and its Representatives) regarding such Alternative Transaction Proposal.
(b)    The Company shall, and shall cause each Company Subsidiary to, promptly request any Person that has executed a confidentiality or non-disclosure agreement in connection with any actual or potential Alternative Transaction Proposal that remains in effect as of the date of this Agreement to return or destroy (in accordance with the terms of such confidentiality or non-disclosure agreement) all confidential information concerning the Company or any of the Company Subsidiaries in the possession of such person or its Representatives.
(c)    The Company shall as promptly as reasonably practicable (and in no event later than twenty-four (24) hours after receipt) notify Parent in writing in the event that the Company or any of its Representatives receives an Alternative Transaction Proposal or a request for information relating to the Company or the Company Subsidiaries that is, or is reasonably likely to lead to, an Alternative Transaction Proposal, including the identity of the Person making the Alternative Transaction Proposal and the material terms and conditions thereof (including an unredacted copy of such Alternative Transaction Proposal or, where such Alternative Transaction Proposal is not in writing, a description of the terms thereof). The Company shall keep Parent reasonably informed, on a reasonably current basis, as to the status of discussions or negotiations relating to such Alternative Transaction Proposal (including by promptly (and in no event later than twenty-four (24) hours after receipt) providing to Parent copies of any proposals, indications of interest, and/or draft agreements relating to such Alternative Transaction Proposal). The Company agrees that it and the Company Subsidiaries will not enter into any agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 8.4.
(d)    The Company Board shall not (i) (A)  change, qualify, withdraw or modify (or authorize or publicly propose to change, qualify, withdraw or modify), in any such case in a manner materially adverse to Parent, the Company Recommendation, (B) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to stockholders of the Company an Alternative Transaction Proposal, (C) if an Alternative Transaction Proposal that is a tender or exchange offer shall have been publicly announced or disclosed, fail to recommend against acceptance of such tender or exchange offer prior to the earlier of (1) the Business Day prior to the date of the then scheduled Company Stockholders’ Meeting and (2) the tenth (10th) Business Day after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act or (D) if an Alternative Transaction Proposal other than a tender offer or exchange offer shall have been publicly announced or disclosed, fail to recommend against such Alternative Transaction Proposal or fail to reaffirm the Company Recommendation, in either case on or prior to the later of (x) the fifth (5th) Business Day prior to the then scheduled Company Stockholders’ Meeting, or (y) the tenth (10th) Business Day after such Alternative Transaction Proposal shall have been publicly announced or disclosed (but in any event at least one (1) Business Day prior to such scheduled Company Stockholders’ Meeting) (any action described in this clause (i), an “Adverse Recommendation Change”), or (ii) authorize, cause or permit the Company or any Company Subsidiary to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement) or agreement in principle with respect to any Alternative Transaction Proposal (other than a confidentiality Agreement entered into in accordance with Section 8.4(a)).
(e)    Notwithstanding anything to the contrary contained in this Agreement, prior to the Company Stockholders’ Meeting, but not after, the Company Board may, in response to a bona fide Superior Proposal that did not result from a breach of Section 8.4, (1) make an Adverse Recommendation Change or (2) terminate this Agreement in accordance with Section 10.1(h) in order to enter into a definitive agreement for such Superior Proposal, in either case if and only if, prior to taking such action, the Company Board has determined in good faith, after consultation with its independent financial advisor and outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under Applicable Law; provided, however, that, prior to taking either such action, (w) the Company has given Parent at least three (3) calendar days’ prior written notice of its intention to take such action, including the terms and conditions of, and the identity of the Person making, any such Superior Proposal and has contemporaneously provided to Parent a copy of the Superior Proposal or any proposed acquisition agreements and a copy of any related financing commitments in the Company’s possession (or, in each case, if not provided in writing to the Company, a written summary of the terms thereof), (x) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate and is actively negotiating, concerning any revisions to the terms of this Agreement proposed by Parent, (y) following the end of such notice period, the Company Board shall have determined, after consultation with its independent financial advisor and outside legal counsel, and after taking into account the revisions to the terms of this Agreement to which Parent has committed in writing, that the Superior Proposal would nevertheless continue to constitute a Superior Proposal (assuming the revisions committed to by Parent were to be given effect) and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under Applicable Law, and (z) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (w) above of this proviso and a new notice period under clause (w) of this proviso shall commence (except that the three (3) calendar day notice period referred to in clause (w) above of this proviso shall instead be equal to the longer of (1) two (2) calendar days and (2) the period remaining under the notice period under clause (w) of this proviso immediately prior to the delivery of such additional notice under this clause (z)) during which time the Company shall be required to comply with the requirements of this Section 8.4(e) anew with respect to such additional notice, including clauses (w) through (z) above of this proviso; and provided, further, that the Company has complied in all material respects with its obligations under this Section 8.4.
(f)    Notwithstanding anything to the contrary contained in this Agreement, other than in connection with an Alternative Transaction Proposal, the Company Board may, at any time prior to, but not after, obtaining the Company Stockholder Approval, make an Adverse Recommendation Change if, prior to taking such action, the Company Board has determined in good faith, after consultation with its independent financial advisor and outside legal counsel, that the failure to take such action would be inconsistent with the Company Board’s fiduciary duties under Applicable Law; provided, however, that prior to taking such action, (i) the Company has given Parent at least three (3) calendar days’ prior written notice of its intention to take such action, and specifying in reasonable detail the potential reasons therefor, (ii) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate and so long as Parent is actively negotiating, to enable Parent to propose revisions to the terms of this Agreement such that it would cause such Company Board to not make such Adverse Recommendation Change, and (iii) following the end of such notice period, the Company Board shall have taken into account any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with its independent financial advisor and outside legal counsel, that the failure to make an Adverse Recommendation Change would be inconsistent with the directors’ fiduciary duties under Applicable Law; and provided, further, that the Company has complied in all material respects with its obligations under this Section 8.4.
(g)    Notwithstanding anything to the contrary contained herein, the Company or the Company Board shall be permitted to comply with Rule 14d-9, 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided that this Section 8.4(g) shall not be deemed to permit the Company Board or any committee of the Company Board to effect an Adverse Recommendation Change except as provided for in Section 8.4(e) and Section 8.4(f). Notwithstanding anything to the contrary contained herein, the Company Board shall be permitted to waive any “standstill” provision (but not take any actions contemplated by clauses (x) or (y) of clause (ii) of the second sentence of Section 8.4(a), except in compliance with such Section) to the extent, but only to the extent, necessary to permit a Person to make an Alternative Transaction Proposal to the Company Board in a confidential manner, if and only if the Company Board shall have determined in good faith, after consultation with its independent financial advisor and outside legal counsel, the failure to so waive would be inconsistent with the directors’ fiduciary duties under Applicable Law.
Section 8.5    Appropriate Action; Consents; Filings.
(a)    Subject to the terms and conditions herein provided, the Company, Parent and Merger Sub shall (i) use reasonable best efforts to obtain as promptly as practicable any necessary consents, approvals, waivers and authorizations of, actions or nonactions by, and make, as promptly as reasonably practicable, all necessary filings and submissions with, any Governmental Entity or any third party necessary in connection with the consummation of the transactions contemplated by this Agreement; provided that in no event shall the Company or any of the Company Subsidiaries be required to pay, prior to the Effective Time, any fee, penalty or other consideration to obtain any consent, approval, order, waiver or authorization in connection with the transactions contemplated by this Agreement under any contract other than de minimis amounts or amounts that are advanced or reimbursed substantially simultaneously by Parent, (ii) use reasonable best efforts to (A) avoid a suit, action, petition to deny, objection, proceeding or investigation, whether judicial or administrative and whether brought by a Governmental Entity or any third party, and (B) subject to Section 8.5(b), avoid the entry of, or to effect the dissolution of, any injunction, stay, temporary restraining order or other order in any such suit, action, petition to deny, objection, proceeding or investigation, in each case, challenging this Agreement or the transactions contemplated hereby or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Merger and the other transactions contemplated by this Agreement, (iii) use reasonable best efforts to cooperate with each other in (A) determining which filings are required to be made prior to the Effective Time with, and which material consents, approvals, Permits, notices or authorizations are required to be obtained prior to the Effective Time from, Governmental Entities or third parties in connection with the execution and delivery of this Agreement and related agreements and consummation of the transactions contemplated hereby and thereby and (B) making all such filings and timely seeking all such consents, approvals, Permits, notices or authorizations, (iv) use reasonable best efforts to cause the conditions to the Merger set forth in Article IX to be satisfied as promptly as reasonably practicable and (v) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, and cooperate with each other in order to do, all other things necessary or appropriate to consummate the transactions contemplated hereby as soon as practicable; provided that for purposes of this Section 8.5(a), “reasonable best efforts” shall include taking the actions set forth in Section 8.5(a) of the Parent Disclosure Letter. In connection with the foregoing, the Company, on the one hand, will provide Parent (or Parent’s outside counsel, where appropriate), and Parent, on the other hand, will provide the Company (or Company’s outside counsel, where appropriate), with copies of any material correspondence, filing or communication (or oral summaries or memoranda setting forth the substance thereof) between such party or any of its Representatives, on the one hand, and any Governmental Entity or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby. Prior to submitting or making any such correspondence, filing or communication to any such Governmental Entity or members of their respective staffs, the parties shall first provide the other party with a copy of such correspondence, filing or communication in draft form and give such other party a reasonable opportunity to discuss its content before it is submitted or filed with the relevant Governmental Entities, and shall consider and take into account all reasonable comments timely made by the other party with respect thereto. To the extent permitted by Applicable Law, each of the parties shall ensure that the other party is given the opportunity to attend any meetings with or other appearances before any Governmental Entity with respect to the transactions contemplated by this Agreement. Parent shall have principal responsibility for devising, directing, and implementing the strategy for obtaining any necessary approval, for responding to any request, inquiry, or investigation (including directing the timing, nature, and substance of all such responses), and for leading all meetings and communications with any Governmental Entity that has authority to enforce any Antitrust Law.
(b)    Notwithstanding anything in this Agreement to the contrary, (i) Parent shall have no obligation to litigate or contest any court proceeding or administrative litigation brought by any Governmental Entity under any Antitrust Law; and (ii) in no event will Parent be obligated to enter into any consent decree, to make any divestiture, to accept any operational restriction, or to take any other action that, in the judgment of Parent, would be reasonably expected to limit or impair the right of the Parent to own or operate its business or to obtain or enjoy any of the rights or benefits of the Company’s or the Company Subsidiaries’ business(es). The Company shall not (and shall not cause any of the Company Subsidiaries to), without Parent’s written consent, commit to take any action that limits the Parent’s freedom of action with respect to its business, or Parent’s ability to obtain or enjoy the rights or benefits of the Company’s or the Company Subsidiaries’ business(es).
(c)    Without limiting the generality of Section 8.5(a) and Section 8.5(b) above, within five (5) Business Days of the date of this Agreement, the Company, Parent and Merger Sub shall approach the Federal Trade Commission and the United States Department of Justice

to discuss the Merger and the other transactions contemplated by this Agreement. As promptly as reasonably practicable thereafter, the parties shall make any required filings pursuant to the HSR Act with respect to the transactions contemplated hereby, and shall thereafter promptly respond to all requests received from such Governmental Entities for additional information or documentation. Any filing fees payable under the HSR Act relating to the transactions contemplated hereby shall be borne by Parent or Merger Sub, as applicable, but each party shall bear its own costs and expenses for the preparation of any such filing and any such response.
Section 8.6    Public Announcements; Public Disclosures. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press release or public statement as may be required by Applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, will not issue any such press release or make any such public statement without the prior written consent of the other party (which consent shall not be unreasonably delayed, conditioned or withheld). Notwithstanding the foregoing, (a) nothing in this Section 8.6 shall limit the Company’s or the Company Board’s rights under Section 8.4, (b) no party will be required to consult with any other party in connection with any such press release or public statement if the Company Board has made any Adverse Recommendation Change or shall have resolved to do so and (c) the requirements of this Section 8.6 shall not apply to any disclosure by the Company or Parent of any information concerning this Agreement or the transactions contemplated hereby in connection with any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated by this Agreement.
Section 8.7    Employee Matters.
(a)    Parent agrees that, during the period commencing at the Effective Time and ending on December 31, 2016, Parent shall provide, or shall cause to be provided, with respect to the employees of the Company and the Company Subsidiaries who are employed as of immediately prior to the Effective Time (each, a “Company Employee”), other than any Company Employee covered by a collective bargaining (or similar) agreement, (A) base salary and annual cash bonus opportunities which are no less favorable than the base salary and annual cash bonus opportunities provided by the Company and its Subsidiaries immediately prior to the Effective Time to each such Company Employee, (B) pension and welfare benefits (excluding benefits under any defined benefit pension plan) that are no less favorable in the aggregate to those provided by the Company and the Company Subsidiaries immediately prior to the Effective Time to the Company Employees and (C) severance benefits that are no less favorable than the severance benefits provided by the Company and the Company Subsidiaries immediately prior to the Effective Time; provided, however, that nothing in this Agreement shall prohibit the Surviving Corporation from terminating the employment of any Company Employee.
(b)    For purposes of vesting, level of benefits, vacation and sick time credit and eligibility to participate (but, for the avoidance of doubt, not for benefit accrual purposes) under the employee benefit plans, programs and policies of Parent and its Subsidiaries providing benefits to any Company Employee after the Effective Time (including the Company Benefit Plans) (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and the Company Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, Parent shall use commercially reasonable efforts to cause (i) each Company Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Company Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, any evidence of insurability requirements, all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plan. Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year. The provisions of this Section 8.7(b) shall not apply to any Company Employee covered by a collective bargaining (or similar) agreement.
(c)    Immediately following the Closing, Parent shall pay, or shall cause one of its Subsidiaries to pay, Company Employees a pro-rata bonus under the annual incentive plans listed in Section 5.16(a) of the Company Disclosure Letter for the fiscal year in which the Effective Time occurs based on the accrual rate based on actual performance through the date of this Agreement (which is 125% of the target) with the bonus amounts to be the pro-rated portion of a full annual bonus based on the number of days that have elapsed in such fiscal year as of the Effective Time; provided that the amount of such pro rata bonus actually paid shall be offset against any other pro rata bonus to which the Company Employee may become entitled for the year in which the Closing occurs under any Company Benefit Plan.
(d)    Parent hereby acknowledges that a “change in control” or “change of control” within the meaning of the Company Benefit Plans will occur upon the Effective Time. From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, honor and assume in accordance with their terms as in effect immediately before the Effective Time each Company Benefit Plan set forth on Section 8.7(d) of the Company Disclosure Letter.

(e)    Parent and the Company agree to take the actions set forth on Section 8.7(e) of the Company Disclosure Letter.
(f)    No later than three (3) Business Days prior to its distribution, the Company shall provide Parent with a copy of any material written or broad based oral communication intended to be made to the Company Employees regarding the compensation, benefits or other treatment they will receive in connection with the transactions contemplated by this Agreement, and will provide Parent with a reasonable opportunity to review and comment on such communication.
(g)    Nothing in this Agreement (i) is intended to create any third-party beneficiary rights in any employee of the Company or any of the Company Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Company Employee by Parent or the Company or under any benefit plan which Parent or the Company may maintain, (ii) shall be treated as an amendment to any Company Benefit Plan, (iii) shall, subject to compliance with the other provisions of this Section 8.7, obligate Parent to maintain any particular benefit plan or arrangement or (iv) shall prevent Parent or the Surviving Corporation from amending or terminating any benefit plan or arrangement.
Section 8.8    Company Indemnification Provisions.
(a)    Without limiting any additional rights that any director, officer, trustee, employee or agent may have under any employment or indemnification agreement or under the Company’s Constituent Documents, this Agreement or, if applicable, similar organizational documents or agreements of any of the Company Subsidiaries, from and after the Effective Time, Parent shall cause the Surviving Corporation to (i) indemnify and hold harmless each person who was, is at the date of this Agreement or becomes during the period from the date of this Agreement through the Closing Date (A) a director or officer of the Company or the Company Subsidiaries, (B) a director, officer or trustee of another entity (but only to the extent that such person is or was serving in such capacity at the request of the Company) or (C) an employee or agent of the Company or any Company Subsidiary (collectively, the “Indemnified Parties”), in each case, to the fullest extent authorized or permitted by Applicable Law, as now or hereafter in effect, in connection with any Claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom and (ii) promptly pay on behalf of or, within ten (10) Business Days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent authorized or permitted by Applicable Law, as now or hereafter in effect, any expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification or advancement, in each case, without the requirement of any bond or other security; provided that the Indemnified Party to whom expenses are advanced provides a customary undertaking to repay such advances if it is ultimately determined by a final and nonappealable judicial determination that such Indemnified Party is not entitled to indemnification under Applicable Law. The indemnification and advancement obligations of the Surviving Corporation pursuant to this Section 8.8(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval and adoption of this Agreement and the consummation of the transactions contemplated hereby, including the consideration, approval and adoption thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who continues to be or who has ceased to be (A) a director or officer of the Company or any Company Subsidiary, (B) a director, officer or trustee of another entity (but only to the extent that such person is or was serving in such capacity at the request of the Company or any Company Subsidiary) or (C) an employee or agent of the Company or any Company Subsidiary after the date of this Agreement, and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. Parent shall not permit the Surviving Corporation to settle, compromise or consent to the entry of any judgment in any Claim in respect of which indemnification has been or could be sought by such Indemnified Party hereunder, unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim and does not include an admission of fault or wrongdoing by any Indemnified Party, or such Indemnified Party otherwise consents thereto. Parent shall cause the Constituent Documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and limitation of director, officer and employee liability that are no less favorable to the Indemnified Parties than those set forth in the Constituent Documents of the Company and the Company Subsidiaries as of the date of this Agreement, which provisions thereafter shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnified Parties. From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 8.8.
(b)    The Company may obtain, prior to the Effective Time, a single payment, run-off policy or policies of directors’ and officers’ and fiduciary liability insurance covering the Persons currently covered by the Company’s existing directors’ and officers’ and/or fiduciary liability insurance policies for claims arising in respect of actual or alleged errors, misstatements, acts, omissions or any matter claimed against any such Person occurring prior to the Effective Time (but only in respect thereof) in amount and scope no less favorable, in the aggregate, than the Company’s existing policies, from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to such insurance, such policy or policies to become effective at the Effective Time and remain in effect for a period of six (6) years following the Effective Time; provided, however, that the premium for such run-off policy or policies shall not exceed three hundred percent (300%) of the aggregate annual amounts currently paid by the Company to maintain its existing directors’ and officers’ and fiduciary liability insurance policies. If such run-off policy or policies shall have been obtained by the Company prior to the Effective Time, Parent shall cause such policy or policies to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation. If the Company for any reason fails to obtain such run-off policy or policies as of the Effective Time, Parent shall obtain, or cause the Surviving Corporation to obtain, such run-off policy or policies; provided, however, that the premium for such run-off policy or policies shall not exceed three hundred percent (300%) of the aggregate annual amounts currently paid by the Company to maintain its existing directors’ and officers’ and fiduciary liability insurance policies; provided, further, that, if such run-off policy or policies cannot be obtained or can be obtained only by paying aggregate premiums in excess of three hundred percent (300%) of such amount, Parent or the Surviving Corporation, as the case may be, shall only be required to obtain as much coverage as can be obtained by paying a premium equal to three hundred percent (300%) of such amount.
(c)    If Parent, the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or other entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 8.8.
(d)    The provisions of this Section 8.8 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their respective representatives. Notwithstanding any other provision of this Agreement to the contrary, this Section 8.8 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Corporation and their respective Subsidiaries. Parent shall cause the Surviving Corporation to pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 8.8.
Section 8.9    Merger Sub. Parent will take all actions necessary to (a) cause Merger Sub to comply with this Agreement, perform its obligations under this Agreement and to consummate the Merger, in each case, on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments, other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness or liabilities.
Section 8.10    State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or becomes applicable to the Merger, the parties shall use commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the Merger.
Section 8.11    No Control of the Company’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or any Company Subsidiary’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ operations.
Section 8.12    Additional Matters. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, Parent and Merger Sub shall, and shall cause the Surviving Corporation to, take all such necessary action.
Section 8.13    Section 16. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC, so that the disposition of any equity securities of the Company (including derivative securities) pursuant to this Agreement by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act (“Section 16”) shall be an exempt transaction for purposes of Section 16.
Section 8.14    Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) incurred in connection with the transactions contemplated by this Agreement, including the Merger (other than such Taxes required to be paid by reason of the payment of the Merger Consideration to a Person other than the holder of record of Common Shares with respect to which such payment is made), shall be borne and paid by either Merger Sub or the Surviving Corporation (regardless of the Person liable for such Taxes under Applicable Law).
Section 8.15    Financing Cooperation.
(a)    The Company shall, and shall cause the Company Subsidiaries and its and their respective Representatives to, use its and their respective commercially reasonable efforts to provide such cooperation as may be reasonably requested by Parent or its Affiliates in connection with the arrangement of any financing to be consummated in connection with the Merger (the “Debt Financing”) (including, assisting Parent or its Affiliates in the preparation of pro forma financial statements and financial information (of a type and form customarily included in the marketing materials for syndicated bank financings and/or issuances of debt securities)) and the other transactions contemplated by this Agreement; provided that nothing herein shall require such cooperation to the extent it would (i) unreasonably disrupt the conduct of the business or operations of the Company or any Company Subsidiary, (ii) require the Company or any Company Subsidiary to agree to pay any fees, reimburse any expenses or otherwise incur any liability or give any indemnities prior to the Effective Time unless Parent reimburses or is required to reimburse or indemnify the Company or the Company Subsidiaries pursuant to this Agreement, (iii) require the Company or any Company Subsidiary to take any action that would reasonably be expected to conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the certificate of incorporation or by-laws or other comparable organizational documents of the Company or any Company Subsidiary, any Applicable Laws or any existing material contract, (iv) require the Company or any Company Subsidiary to pass resolutions or consents or approve or authorize the execution of the Debt Financing or (v) require the Company or any Company Subsidiary to execute or deliver any certificate, document, instrument or agreement that is effective prior to the Closing or agree to any change or modification of any existing certificate, document instrument or agreement that is effective prior to the Closing (other than any payoff letters).
(b)    Parent shall (i) promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any Company Subsidiary in connection with providing assistance requested by Parent or its Affiliates pursuant to this Section 8.15 and (ii) indemnify and hold harmless the Company and the Company Subsidiaries and its and their respective Representatives from and against any losses, damages, obligations or liabilities suffered or incurred in connection with providing assistance requested by Parent or its Affiliates pursuant to this Section 8.15 (other than with respect to any information provided by the Company or the Company Subsidiaries).
Section 8.16    FIRPTA Certificate. On the Closing Date, the Company shall deliver to Parent an affidavit, signed under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulations Sections 1.897-2(h), together with evidence reasonably satisfactory to Parent that the Company has provided notice to the IRS in accordance with the provisions of Treasury Regulations Sections 1.897-2(h)(2).
ARTICLE IX

CONDITIONS TO CONSUMMATION OF THE MERGER
Section 9.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver in writing by Parent and the Company at or prior to the Effective Time of the following conditions:
(a)    Any waiting period (and any extension thereof) applicable to consummation of the Merger under the HSR Act shall have expired or been terminated, and any approvals required thereunder shall have been obtained;
(b)    No statute, rule, regulation, executive order, decree, ruling or preliminary or permanent injunction of any Governmental Entity having jurisdiction which makes illegal, prohibits, restrains or enjoins consummation of the Merger shall be in effect; and

(c)    The Company Stockholder Approval shall have been obtained.
Section 9.2    Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver by the Company in writing at or prior to the Effective Time of the following additional conditions:
(a)    The representations and warranties of Parent and Merger Sub contained in Sections 6.1 and 6.2 that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, and (ii) are made as of a specific date shall be true and correct as of such date. The other representations and warranties of Parent and Merger Sub contained in this Agreement that (A) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, and (B) are made as of a specific date shall be true and correct as of such date, in each case of sub-clauses (A) and (B), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in such representations and warranties), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect;
(b)    Each of Parent and Merger Sub shall have performed or complied in all material respects, with its obligations, agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Effective Time; and
(c)    Parent shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an officer of Parent and certifying as to the satisfaction of the conditions specified in Section 9.2(a) and Section 9.2(b).
Section 9.3    Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver by Parent in writing at or prior to the Effective Time of the following additional conditions:
(a)    The representations and warranties of the Company contained in Sections 5.1, Section 5.2(b), 5.3, 5.4, 5.9(a), 5.20, 5.21, 5.22 and 5.23 of this Agreement that (i) are not made as of a specific date shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, and (ii) are made as of a specific date shall be true and correct in all respects as of such date, except for any inaccuracy in the representations of the Company in Section 5.3 that results in de minimis liability, cost or expense to Parent or Merger Sub. The other representations and warranties of the Company contained in this Agreement that (A) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, and (B) are made as of a specific date shall be true and correct as of such date, in each case of sub-clauses (A) and (B), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “ Company Material Adverse Effect” set forth in such representations and warranties (other than the representation in Section 5.9(a))), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect;
(b)    The Company shall have performed or complied, in all material respects, with its obligations, agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Effective Time; and
(c)    The Company shall have delivered to Parent a certificate, dated as of the Closing Date, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in Section 9.3(a) and Section 9.3(b).
ARTICLE X

TERMINATION
Section 10.1    Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger at the Company Stockholders’ Meeting or any adjournment or postponement thereof (except as otherwise expressly noted):
(d)    by mutual written consent of Parent and the Company;
(e)    by either Parent or the Company, if the Merger shall not have been consummated on or before the date that is twelve (12) months (the “Outside Date”) after the date hereof; provided that if on such date the condition to the Closing set forth in Section 9.1(a) shall not have been fulfilled but all other conditions to the Closing either have been fulfilled or are then capable of being fulfilled, then the Outside Date shall, without any action on the part of the parties, be extended for three (3) additional months; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement materially contributed to the failure of the Effective Time to occur on or before such date; provided further, that the parties agree that no party shall have any right to terminate this Agreement pursuant to this Section 10.1(b) during the pendency of a legal proceeding by any party for specific performance pursuant to Section 11.11;
(f)    by Parent, prior to receipt of the Company Stockholder Approval, if an Adverse Recommendation Change shall have occurred;
(g)    by Parent or the Company, if the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting or at any adjournment or postponement thereof;

(h)    by Parent or the Company, if any Governmental Entity of competent jurisdiction shall have issued an order, injunction, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the Merger and such order, injunction, decree, ruling or other action is or shall have become final and non-appealable;
(i)    by the Company if, prior to the Closing Date, there shall have been a breach or inaccuracy of any representation or warranty contained in this Agreement on the part of Parent or Merger Sub, or Parent or Merger Sub has failed to perform or comply with any of its covenants or agreements contained in this Agreement, which breach, inaccuracy or failure to perform or comply (i) would give rise to the failure of a condition set forth in Section 9.2(a) or (b) and (ii) is incapable of being cured or, if curable, is not cured by Parent or Merger Sub, as the case may be, on or before the earlier of (A) the Outside Date and (B) the date that is forty five (45) days following the receipt by Parent of written notice from the Company of such breach, inaccuracy or failure to perform or comply; provided that the Company is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;
(j)    by Parent if, prior to the Closing Date, there shall have been a breach or inaccuracy of any representation or warranty contained in this Agreement on the part of the Company or the Company has failed to perform or comply with any of its covenants or agreements contained in this Agreement, which breach, inaccuracy or failure to perform or comply (i) would give rise to the failure of a condition set forth in Section 9.3(a) or (b) and (ii) is incapable of being cured or, if curable, is not cured by the Company on or before the earlier of (A) the Outside Date and (B) the date that is forty five (45) days following the receipt by the Company of written notice from Parent of such breach, inaccuracy or failure to perform or comply; provided that Parent or Merger Sub is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;
(k)    by the Company if, at any time prior to receipt of the Company Stockholder Approval, in accordance with Section 8.4(e), in order to enter into a definitive agreement providing for a Superior Proposal either concurrently with or immediately following such termination, provided that (i) the Company has complied with its obligations contained in Section 8.4 and (ii) the Company pays Parent the applicable termination fee set forth in and pursuant to the terms of Section 10.3 immediately prior to or concurrently with (and as a condition to) such termination; or
(l)    by Parent if, prior to the Closing Date, the Company or any Company Subsidiary is debarred or excluded from participation in Medicare, Medicaid or any other federal or state healthcare program.
Section 10.2    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become null and void and have no effect, and the obligations of the parties under this Agreement shall terminate, except for the provisions of Section 5.23, Section 6.10, this Section 10.2, Section 10.3, Article I and Article XI, and there shall be no liability on the part of any party hereto; provided, however, that, subject to Section 10.3(b), nothing herein shall relieve any party hereto from any liabilities or damages arising out of its willful or intentional breach of any provision of this Agreement.
Section 10.3    Fees and Expenses.
(a)    In the event that:
(i)    this Agreement is terminated by the Company pursuant to Section 10.1(h);
(ii)    this Agreement is terminated by Parent pursuant to Section 10.1(c); or
(iii)    (A) prior to the date of the Company Stockholders’ Meeting, an Alternative Transaction Proposal shall have been publicly made to the Company or directly to its stockholders generally and not publicly withdrawn, (B) this Agreement is terminated by Parent or the Company pursuant to Section 10.1(b) or Section 10.1(d) and (C) within twelve (12) months of such termination, the Company enters into a definitive agreement to consummate or consummates an Alternative Transaction Proposal; provided that, for this purpose, references to “twenty-five percent (25%)” in the definition of Alternative Transaction Proposal shall be deemed to be references to “fifty percent (50%)”;
then the Company shall pay Parent an amount equal to Three Hundred Fifty Million Dollars ($350,000,000) (the “Company Termination Fee”). Any fee due under this Section 10.3(a) shall be paid by wire transfer of same-day funds to an account provided in writing by Parent to the Company (A) in the case of termination pursuant to clauses (i) or (ii) above, concurrently with or prior to such termination or (B) in the case of termination pursuant to clause (iii) above, within two (2) Business Days of the applicable event referred to in clause (iii)(C) above.
(b)    Each of the Company and Parent acknowledges and agrees that other than in the case of fraud, in the event that Parent is entitled to receive the Company Termination Fee pursuant to Section 10.3(a) of this Agreement, and the Company in fact pays to Parent the Company Termination Fee, the right of Parent to receive such amount shall constitute the sole and exclusive remedy for monetary damages for, and such amount shall constitute liquidated damages in respect of, any termination of this Agreement for Parent, Merger Sub and any of their respective, direct or indirect, former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees, regardless of the circumstances giving rise to such termination.
ARTICLE XI

MISCELLANEOUS
Section 11.1    Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive beyond the Effective Time, except for (a) those covenants and agreements set forth in this Agreement that by their terms contemplate performance in whole or in part after the Effective Time and (b) those contained in this Article XI.
Section 11.2    Notices. All notices, claims, demands and other communications in connection with this Agreement shall be in writing and shall be deemed given (a) when sent by facsimile transmission (providing confirmation of transmission by the transmitting equipment) or e-mail of a .pdf attachment (with confirmation of receipt by non-automated reply e-mail from the recipient or its counsel) (provided that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (New York time) shall be deemed to have been received at 9:00 a.m. (New York time) on the next Business Day; provided further, that any notice received by facsimile or e-mail transmission shall be followed up within one Business Day by dispatch pursuant to one of the other methods described herein) or (b) on the next Business Day after deposit with an internationally recognized overnight carrier (providing proof of delivery) or on actual receipt when delivered by hand, addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):
(c)    If to Parent or Merger Sub, to:
CVS Health Corporation
One CVS Drive
Woonsocket, Rhode Island 02895
Attention:     General Counsel
Facsimile:    401-765-7887
Email:    thomas.moriarty@CVSHealth.com
With a copy (which shall not constitute notice) to:
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention:    Matthew G. Hurd
    Brian E. Hamilton
Facsimile:    212-291-9076
    212-291-9067
Email:    hurdm@sullcrom.com
    hamiltonb@sullcrom.com
(d)    If to the Company, to:
Omnicare, Inc.
900 Omnicare Center
201 E. Fourth Street
Cincinnati, Ohio 45202
Attention:    General Counsel
Facsimile:    513-719-2621

E-mail:    alexander.kayne@omnicare.com

with a copy (which shall not constitute notice) to:
White & Case LLP
1155 Avenue of the Americas
New York, NY 10036
Attention:    Morton A. Pierce, Esq.
    Chang-Do Gong, Esq.
Facsimile:    212-354-8113
E-mail:    mpierce@whitecase.com
    cgong@whitecase.com
Section 11.3    Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The specification of any dollar amount in any representation or warranty contained in Article V or Article VI is not intended to imply that such amount, or higher or lower amounts, are or are not material for purposes of this Agreement, and no party shall use the fact of the setting forth of any such amount in dispute or controversy between or among the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter or the Parent Disclosure Letter is or is not material for purposes of this Agreement. Whenever this Agreement requires a Company Subsidiary to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Company Subsidiary to take such action and, after the Effective Time, on the part of Parent and the Surviving Corporation to cause such Subsidiary to take such action. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action.
Section 11.4    Entire Agreement; Assignment. This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement and supersedes all other prior agreements and understandings (other than those contained in the Confidentiality Agreement, which is hereby incorporated by reference herein), both written and oral, among the parties or any of them, with respect to the subject matter hereof, including any transaction between or among the parties. In the event of any conflict or inconsistency between this Agreement and the Confidentiality Agreement, this Agreement shall prevail. Neither this Agreement nor any of the rights, interests or obligations hereunder is assignable or shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties; provided, however, that Merger Sub may assign, by written notice to the Company, all of its rights and obligations hereunder to another wholly-owned direct or indirect subsidiary of Parent, in which event all references herein to Merger

Sub shall be deemed references to such other subsidiary provided that no such assignment shall relieve Merger Sub of its obligations under this Agreement; and provided further, that any such assignment shall not materially impede or delay the consummation of the transactions contemplated hereby or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 11.4 shall be null and void.
Section 11.5    Governing Law and Venue; Waiver of Jury Trial.
(e)    This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Delaware without regard to the conflicts of law principles thereof.
(f)    Except as set out below, each of the Company, Parent and Merger Sub hereby irrevocably and unconditionally (i) consents to submit to the sole and exclusive jurisdiction of the courts of the State of Delaware or any court of the United States located in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), (ii) waives any objection to the laying of venue of any such litigation in the Delaware Courts and (iii) agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees that (i) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and (ii) service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to clauses (i) or (ii) of the immediately preceding sentence shall have the same legal force and effect as if served upon such party personally within the State of Delaware.
(g)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY

HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.5.
Section 11.6    Expenses. Except as expressly set forth herein (including Section 8.5 and Section 10.2), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.
Section 11.7    Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
Section 11.8    Waiver. At any time prior to the Effective Time, Parent, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties, in the case of Parent, of the Company and, in the case of the Company, of Parent or Merger Sub, in each case, contained herein (or in any document delivered pursuant hereto) and (c) waive compliance with any of the agreements or conditions, in the case of Parent, of the Company and, in the case of the Company, of Parent or Merger Sub, in each case, contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall act as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
Section 11.9    Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each party shall have received counterparts thereof signed and delivered (by facsimile, e-mail of a .pdf attachment or otherwise) by all of the other parties.
Section 11.10    Severability; Validity; Parties in Interest. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid, illegal or unenforceable by any rule of law or public policy, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby, and, to such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an equitable manner to the end that the transactions contemplated hereby are fulfilled to the extent valid and enforceable. Except as provided in Section 8.8(d), nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.
Section 11.11    Enforcement of Agreement. The parties agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached or the Merger was not consummated, and that money damages would not be an adequate remedy, even if available. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Delaware Courts, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.
[Signature Page Follows]

IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company has caused this Agreement to be executed as of the date first above written.
CVS PHARMACY, INC.
By:    /s/ Thomas M. Moriarty
Name:     Thomas M. Moriarty
Title:     Executive Vice President, General
Counsel
TREE MERGER SUB, INC.
By:    /s/ Thomas M. Moriarty
Name:     Thomas M. Moriarty
Title:     Executive Vice President, General
Counsel
OMNICARE, INC.
By:    /s/ Nitin Sahney
Name:     Nitin Sahney
Title:     President & Chief Executive Officer

EXHIBIT A
Certificate of Incorporation
of the Surviving Corporation
FIRST: The name of the corporation (the “Corporation”) is “[●].”
SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is [●]; and the name of the registered agent of the Corporation in the State of Delaware at such address is [●].
THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is [●] shares of common stock, par value $0.01 per share.
FIFTH: In furtherance and not in limitation of the powers conferred upon it by law, the board of directors of the Corporation is expressly authorized to adopt, amend or repeal the by-laws of the Corporation.
SIXTH: A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this Article SIXTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.
SEVENTH: Unless and except to the extent that the by-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.